                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              TIG HOLDINGS, INC.

               (Name of Registrant as Specified in its Charter)



   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

      Common Stock, par value $.01 per share

  (2) Aggregate number of securities to which transaction applies:

      51,316,567 shares of Common Stock

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      $16.50 (the cash consideration payable per share of Common Stock in the merger transaction)

  (4) Proposed maximum aggregate value of transaction:

      $846,723,356.00

  (5) Total fee paid:

      $169,345.00

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4) Date Filed:

               As filed with the Commission on February 4, 1999

                              TIG HOLDINGS, INC.

                              65 East 55th Street
                                  28th Floor
                              New York, NY 10022

                                                               February 4, 1999

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of TIG Holdings, Inc. (the "Special Meeting") to be held at 9:30 a.m. on Monday, March 8, 1999, at The St. Regis, 2 East 55th Street, New York, New York.

  As described in the enclosed Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of December 3, 1998 (the "Merger Agreement"), among Fairfax Financial Holdings Limited ("Fairfax"), FFHL Inc., a wholly owned subsidiary of Fairfax, and TIG Holdings, Inc. ("TIG"). Under the Merger Agreement, Fairfax would acquire TIG and each outstanding share of TIG Common Stock would be converted into the right to receive $16.50 in cash, without interest. Additionally, each outstanding share of $7.75 Cumulative Preferred Stock (the "Preferred Stock") would be converted into the right to receive one share of preferred stock of the surviving corporation with identical terms (all such transactions, collectively, the "Merger").

  Your Board of Directors has determined that the Merger is fair to, and in the best interests of, TIG and its stockholders and has approved the Merger Agreement and declared its advisability. The Board unanimously recommends that you vote "FOR" adoption of the Merger Agreement.

  Consummation of the Merger is subject to certain conditions, including adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TIG Common Stock entitled to vote thereon and the receipt of certain approvals from insurance regulatory authorities. Only holders of TIG Common Stock and Preferred Stock of record at the close of business on February 1, 1999, are entitled to notice of the Special Meeting or any adjournments or postponements thereof. Only holders of TIG Common Stock of record at the close of business on February 1, 1999, are entitled to vote at the Special Meeting or any adjournments or postponements thereof.

  If the Merger is consummated, holders of TIG Common Stock who do not vote in favor of adoption of the Merger Agreement and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL") will be entitled to statutory appraisal rights. If the Merger is consummated, holders of TIG Preferred Stock who comply with the requirements of Section 262 of the DGCL will also be entitled to statutory appraisal rights.

  You are urged to read the accompanying Proxy Statement, which provides important information with respect to the proposed Merger. A copy of the Merger Agreement is included as Appendix A to the enclosed Proxy Statement.

  It is very important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign and return the proxy card in the enclosed postage-paid envelope. Failure to return a properly executed proxy card or vote at the Special Meeting would have the same effect as a vote against the Merger Agreement. You may, of course, attend the Special Meeting, revoke your proxy and vote in person even if you have already returned your proxy card. Please do not send in your stock certificates at this time. In the event the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                          Sincerely,

                                              /s/ Jon W. Rotenstreich
                                             Chairman of the Board and
                                              Chief Executive Officer

                              TIG HOLDINGS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of TIG Holdings, Inc. (the "Special Meeting") will be held at 9:30 a.m. on Monday, March 8, 1999, at The St. Regis, 2 East 55th Street, New York, New York to consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of December 3, 1998 (the "Merger Agreement"), among Fairfax Financial Holdings Limited, a Canadian corporation ("Fairfax"), FFHL Inc., a Delaware corporation and wholly owned subsidiary of Fairfax ("Merger Sub"), and TIG Holdings, Inc., a Delaware corporation (the "Company"). A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Appendix A. As more fully described in the Proxy Statement, the Merger Agreement provides that: (A) Merger Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"); (B) the Company would thereupon become a wholly owned subsidiary of Fairfax; (C) each issued and outstanding share of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company (other than certain shares owned by the Company, Fairfax or their respective direct or indirect subsidiaries, which would be canceled, and other than shares properly dissenting from the Merger) would be converted, upon the consummation of the Merger, into the right to receive $16.50 in cash, without interest; and (D) each issued and outstanding share of $7.75 Cumulative Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Company (other than shares properly dissenting from the Merger) would be converted, upon the consummation of the Merger, into the right to receive one share of preferred stock, par value $0.01 per share, of the Surviving Corporation with identical terms.

  The Board of Directors has fixed the close of business on February 1, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only holders of Common Stock and Preferred Stock of record at the close of business on February 1, 1999, are entitled to notice of the Special Meeting or any adjournments or postponements thereof. Only holders of Common Stock of record at the close of business on that date will be entitled to vote at the Special Meeting or any adjournments or postponements thereof.

  The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. Executed proxies with no instructions indicated thereon will be voted for adoption of the Merger Agreement. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

  In the event that there are not sufficient votes to adopt the Merger Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Board of Directors.

  If the Merger is consummated, holders of Common Stock who do not vote in favor of adoption of the Merger Agreement and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") will be entitled to statutory appraisal rights and holders of Preferred Stock who comply with the requirements of Section 262 of the DGCL also will be entitled to statutory appraisal rights.

                                          By Order of the Board of Directors,

                                          /s/ WILLIAM H. HUFF III
                                          WILLIAM H. HUFF III
                                          Secretary
New York, New York
February 4, 1999

   THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

   THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON IS REQUIRED TO ADOPT THE MERGER AGREEMENT. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AT THE SPECIAL MEETING.

   PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

                              TIG HOLDINGS, INC.

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS

                                 March 8, 1999

  This Proxy Statement is being furnished to the holders (the "Stockholders") of Common Stock, par value $0.01 per share (the "Common Stock"), of TIG Holdings, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Special Meeting of Stockholders to be held on Monday, March 8, 1999, at 9:30 a.m., at The St. Regis, 2 East 55th Street, New York, New York, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement is also being furnished to the holders of $7.75 Cumulative Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Company. The Board of Directors has fixed the close of business on February 1, 1999, as the record date (the "Record Date") for the Special Meeting.

  At the Special Meeting, the Stockholders will consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of December 3, 1998 (the "Merger Agreement"), among Fairfax Financial Holdings Limited, a Canadian corporation ("Fairfax"), FFHL Inc., a Delaware corporation and wholly owned subsidiary of Fairfax ("Merger Sub"), and the Company. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement and subject to satisfaction of the conditions set forth therein, (i) Merger Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"), (ii) the Company would thereupon become a wholly owned subsidiary of Fairfax, (iii) each outstanding share of Common Stock (other than certain shares owned by the Company, Fairfax or their respective direct or indirect subsidiaries, which would be canceled, and other than shares properly dissenting from the Merger ("Dissenting Common Shares") pursuant to Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) would be converted, upon the consummation of the Merger, into the right to receive $16.50 in cash, without interest and (iv) each outstanding share of Preferred Stock (other than shares properly dissenting from the Merger ("Dissenting Preferred Shares") pursuant to Section 262 of the DGCL) would be converted, upon the consummation of the Merger, into the right to receive one share of preferred stock, par value $0.01 per share, of the Surviving Corporation with identical terms.

  The Board of Directors unanimously recommends that Stockholders vote "FOR" adoption of the Merger Agreement.

  Stockholders are urged to read and consider carefully the information contained in this Proxy Statement and to consult with their personal financial and tax advisors.

  This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying proxy are first being mailed to stockholders on or about February 5, 1999.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY OR FAIRFAX SINCE THE DATE HEREOF.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and the SEC's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Electronic filings made by the Company through the SEC's Electric Data Gathering, Analysis and Retrieval System are publicly available through the SEC's World Wide Web site (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The Common Stock is listed on the New York Stock Exchange ("NYSE") and certain reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

  All information contained in this Proxy Statement concerning Fairfax and its subsidiaries, including Merger Sub, has been supplied by Fairfax and has not been independently verified by the Company.

  In this Proxy Statement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars. References to "$" are to United States dollars and references to "Cdn$" are to Canadian dollars. The noon buying rates in The City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "noon buying rate") on September 30, 1998 and on February 3, 1999 were $1.00 equals Cdn$1.5263 and Cdn$1.5135, respectively. The average of the noon buying rates for each day in the nine month period ended September 30, 1998 was $1.00 equals Cdn$1.4641.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  Certain information contained or incorporated by reference in this Proxy Statement, including the information set forth as to the future financial or operating performance of the Company, may constitute "forward-looking statements". Statements that are based on management's projections, estimates and assumptions are forward-looking statements. The words "believe", "expect", "anticipate" and similar expressions generally identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies, including without limitation:

  . changes in interest rates which could impact investment yields, the market value of invested assets and ultimately product pricing;

  . changes in the frequency and severity of catastrophes which could impact net income, reinsurance costs and cash flow;

  . increased competition (on the basis of price, services or other factors) which could generally reduce operating margins;

  . regulatory and legislative changes which could increase the Company's overhead costs, increase federal and state tax assessments, restrict access to profitable markets or force participation in unprofitable markets;

  . changes in loss payment patterns which could impact cash flow and net investment income;

  . changes in estimated overall adequacy of loss and loss adjustment expense reserves which could impact net income, statutory surplus adequacy and management's decision to continue certain product lines;

  . changes in general market or economic conditions which could impact the demand for the Company's products and loss frequency and severity for certain lines of business; and

  . loss of key management personnel which could impact the development and execution of the Company's business strategy and impact key customer and vendor relationships.

Many of these uncertainties and contingencies can affect the Company's actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

  The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on its behalf. The Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY
  The Special Meeting......................................................   1
  Solicitation of Proxies..................................................   1
  Appraisal Rights.........................................................   2
  Parties to the Merger....................................................   2
  Recommendation of Board of Directors.....................................   2
  Opinion of Financial Advisor.............................................   3
  Accounting Treatment.....................................................   3
  The Merger Agreement.....................................................   3
  No Solicitation..........................................................   3
  Termination; Termination Fees............................................   4
  Regulatory Approvals.....................................................   4
  Source and Amount of Funds...............................................   4
  Interests of Certain Persons in the Merger...............................   5
  Certain Tax Consequences.................................................   5
  Security Ownership of Management and Certain Beneficial Owners...........   5
  Litigation...............................................................   5
  Market Prices of Common Stock............................................   5
  Selected Consolidated Financial Data.....................................   5

THE SPECIAL MEETING........................................................   6
  Matters To Be Considered at the Special Meeting..........................   6
  Record Date and Voting...................................................   6
  Vote Required; Revocability of Proxies...................................   7
  Appraisal Rights.........................................................   7
  Solicitation of Proxies..................................................  10

PARTIES TO THE MERGER......................................................  10
  The Company..............................................................  10
  Fairfax..................................................................  10
  Merger Sub...............................................................  10

THE MERGER.................................................................  11
  Background of the Merger.................................................  11
  Reasons for the Merger...................................................  11
  Opinion of Financial Advisor.............................................  12
  Accounting Treatment.....................................................  17

THE MERGER AGREEMENT.......................................................  17
  Effective Time...........................................................  17
  The Merger...............................................................  17
  Representations and Warranties...........................................  19
  Conduct of the Business Pending the Merger...............................  19
  No Solicitation..........................................................  20
  Other Agreements of the Company, Fairfax and Merger Sub..................  21
  Employee Benefit Plans...................................................  22
  Equity Compensation......................................................  23
  Indemnification and Insurance............................................  23
  Conditions to the Merger.................................................  23
  Termination..............................................................  24
  Termination Fees and Expenses............................................  25
  Amendment; Waiver........................................................  25


                                                                           Page
                                                                           ----
REGULATORY APPROVALS......................................................  26
  Insurance Regulatory Approvals..........................................  26
  Hart-Scott-Rodino.......................................................  27

SOURCE AND AMOUNT OF FUNDS................................................  27

INTERESTS OF CERTAIN PERSONS IN THE MERGER................................  28

CERTAIN TAX CONSEQUENCES TO STOCKHOLDERS..................................  30

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS............  31
  Security Ownership of Directors and Executive Officers..................  31
  Other Ownership of Common Stock.........................................  33

LITIGATION................................................................  34

MARKET PRICES OF COMMON STOCK.............................................  34

SELECTED CONSOLIDATED FINANCIAL DATA......................................  35
  The Company.............................................................  35
  1998 Fourth Quarter Earnings............................................  36
  Fairfax.................................................................  36

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  37

INDEPENDENT PUBLIC AUDITORS...............................................  37

STOCKHOLDER PROPOSALS.....................................................  37

APPENDIX A
  Agreement and Plan of Merger dated as of December 3, 1998, among Fairfax
   Financial Holdings Limited, FFHL Inc. and TIG Holdings, Inc............ A-1

APPENDIX B
  Fairness Opinion of Goldman, Sachs & Co................................. B-1

APPENDIX C
  Delaware General Corporation Law Section 262............................ C-1

                                    SUMMARY

  The following is a summary of material information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement or in the documents attached as Appendices hereto or incorporated by reference in this Proxy Statement. Each Stockholder is urged to give careful consideration to all the information contained in this Proxy Statement and the Appendices before voting.

The Special Meeting

  Matters To Be Considered at the Special Meeting. The Special Meeting is scheduled to be held at 9:30 a.m., on Monday, March 8, 1999, at The St. Regis, 2 East 55th Street, New York, New York. At the Special Meeting, Stockholders will consider and vote upon a proposal to adopt the Merger Agreement. See "THE SPECIAL MEETING--Matters To be Considered at the Special Meeting".

  Record Date and Voting. The Record Date for the Special Meeting is the close of business on February 1, 1999. At the close of business on the Record Date, there were 51,316,567 shares of Common Stock outstanding and entitled to vote, held by approximately 500 Stockholders of record. Each Stockholder on the Record Date will be entitled to one vote for each share of Common Stock held of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum at the Special Meeting. If the enclosed proxy card is properly executed and received by the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the case of shares held by participants in the Company's employee stock ownership and 401(k) plans for which no voting instructions are given to the applicable plan trustee, such shares will be voted by the trustee of the respective plans in the same proportion as shares for which voting instructions were given, unless otherwise required by applicable law or regulation. See "THE SPECIAL MEETING--Record Date and Voting".

  Vote Required; Revocability of Proxies. Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon (the "Company Stockholder Approval").

  The required vote of the Stockholders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock on the Record Date. The failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a Stockholder (including broker non-votes) will have the same effect as an "AGAINST" vote with respect to adoption of the Merger Agreement. See "THE SPECIAL MEETING--Vote Required; Revocability of Proxies".

  A proxy may be revoked prior to its being voted by: (i) delivering to the Secretary of the Company, at or before the Special Meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Special Meeting, or (iii) attending the Special Meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the proxy being voted (although attendance at the Special Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a proxy). Any written instrument revoking a proxy should be sent to: William H. Huff III, Secretary, 65 East 55th Street, 28th Floor, New York, New York 10022.

Solicitation of Proxies

  The Company will bear the costs of soliciting proxies from Stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Morrow & Company, Inc. to aid in the solicitation of proxies. See "THE SPECIAL MEETING--Solicitation of Proxies".

Appraisal Rights

  Under the DGCL, record holders of shares of Common Stock who do not vote in favor of adoption of the Merger Agreement and who otherwise comply with the requirements of DGCL Section 262 will be entitled to statutory appraisal rights (such shares collectively referred to as the "Dissenting Common Shares"). Under the DGCL, record holders of Preferred Stock who comply with the requirements of
Section 262 also will be entitled to statutory appraisal rights (such shares collectively referred to as the "Dissenting Preferred Shares"). See "THE SPECIAL MEETING--Appraisal Rights" and DGCL Section 262, which is attached hereto as Appendix C.

Parties to the Merger

  The Company. The Company is primarily engaged in the business of property and casualty insurance and reinsurance through its 14 domestic insurance subsidiaries, one or more of which is licensed to write substantially all lines of property and casualty insurance in all states of the United States. Reinsurance products are offered through TIG Reinsurance Company ("TIG Reinsurance") which is based in Stamford, Connecticut. Primary property and casualty insurance products are offered through TIG Insurance Company and the remaining general insurance subsidiaries which are headquartered in Irving, Texas.

  As of September 30, 1998, the Company had total assets and stockholders' equity of approximately $7.296 billion and $1.163 billion, respectively. For the nine months ended September 30, 1998, and the year ended December 31, 1997, the Company had net income of approximately $16 million and $52 million, respectively. See "PARTIES TO THE MERGER--The Company".

  Fairfax. Fairfax is a financial services holding company which, through its subsidiaries, is engaged in property, casualty and life insurance and reinsurance, investment management and insurance claims management. At September 30, 1998, on a consolidated basis, Fairfax had total assets of approximately Cdn$20.3 billion and shareholders' equity of approximately Cdn$2.1 billion. For the nine months ended September 30, 1998, on a consolidated basis, Fairfax's total revenue was Cdn$2,443 million, Fairfax's net premiums written were Cdn$1,691 million and Fairfax's net earnings were Cdn$220 million. The subordinate voting shares of Fairfax (the "Fairfax Subordinate Voting Shares") are listed on The Toronto Stock Exchange under the symbol "FFH". At the close of trading on February 3, 1999, Fairfax had a market capitalization of approximately Cdn$7.3 billion (Cdn$8.6 billion, assuming exchange of the Fairfax Subscription Receipts for Fairfax Subordinate Voting Shares). See "SOURCE AND AMOUNT OF FUNDS" and "PARTIES TO THE MERGER--Fairfax".

  Merger Sub. Merger Sub is a wholly owned subsidiary of Fairfax formed solely for the purpose of engaging in the Merger. Pursuant to the terms of the Merger Agreement, at the Effective Time (as hereinafter defined), Merger Sub would be merged with and into the Company, with the Company continuing as the Surviving Corporation. See "PARTIES TO THE MERGER--Merger Sub".

Recommendation of Board of Directors

  The Board of Directors of the Company has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved the Merger Agreement and declared its advisability. Accordingly, the Board of Directors unanimously recommends that Stockholders vote "FOR" adoption of the Merger Agreement.

  In determining to approve the Merger and the Merger Agreement and to recommend that Stockholders adopt the Merger Agreement, the Board of Directors considered a number of factors, as more fully described under "THE MERGER-- Background of the Merger" and "--Reasons for the Merger".

Opinion of Financial Advisor

  On December 3, 1998, Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to the Company, delivered its oral opinion, which subsequently was confirmed in writing, to the Board of Directors that, as of the date of such opinion, the consideration to be received by the Stockholders in the Merger is fair from a financial point of view to the Stockholders. The full text of the written opinion of Goldman Sachs dated December 3, 1998, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B. Stockholders should read such opinion carefully and in its entirety. See "THE MERGER--Opinion of Financial Advisor".

Accounting Treatment

  The Company has been advised by Fairfax that Fairfax intends to treat the Merger as a "purchase" for accounting and financial reporting purposes. See "THE MERGER--Accounting Treatment".

The Merger Agreement

  Subject to the provisions of the Merger Agreement, at the Effective Time: (i) each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled as described in clause (ii) below and other than Dissenting Common Shares) will be converted into the right to receive $16.50 in cash, without interest (the "Merger Consideration"); (ii) each share of Common Stock that is owned by the Company, Fairfax or any of their respective direct or indirect subsidiaries will be automatically canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; (iii) each share of Preferred Stock (other than Dissenting Preferred Shares) that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of preferred stock of the Surviving Corporation; and
(iv) each share of capital stock of Merger Sub will be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation. See "THE MERGER AGREEMENT--Effective Time" and "--The Merger".

  Consummation of the Merger is subject to various conditions, including, among other things: (i) the Company Stockholder Approval; (ii) termination or expiration of the applicable waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) the obtaining of all requisite insurance regulatory approvals; and (iv) the absence of any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction enacted, entered, issued, promulgated or enforced by any governmental authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. See "THE MERGER AGREEMENT--Conditions to the Merger" and "REGULATORY APPROVALS".

No Solicitation

  Pursuant to the Merger Agreement, the Company has agreed, effective December 3, 1998, that it, its Subsidiaries and each of their respective officers, directors, employees, consultants, investment bankers, accountants, attorneys and other representatives or agents: (i) will cease any discussions or negotiations with any party that may be ongoing with respect to any acquisition proposal (as defined herein); and (ii) will not solicit or initiate or knowingly encourage the submission of any acquisition proposal or participate in any discussions or negotiations regarding, or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal; in the case of either clause (i) or (ii) above, except under certain circumstances prior to the Company Stockholder Approval to the extent required so that the Board may, in its good faith judgment, comply with its fiduciary duties under applicable law. See "THE MERGER AGREEMENT--No Solicitation".

Termination; Termination Fees

  The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or, if applicable, after its approval by the Stockholders, as follows: (i) by the mutual written consent of Fairfax, Merger Sub and the Company; (ii) by either the Company or Fairfax if there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; (iii) either by the Company or Fairfax in the event of (A) the failure of the Stockholders to adopt the Merger Agreement or (B) a breach or failure to perform in any material respect by the other party thereto of any representation, warranty, covenant or other agreement contained in the Merger Agreement which is not cured within 30 days after written notice of such breach is given (provided that the party providing such notice is not then in breach); (iv) by either the Company or Fairfax in the event the Effective Time shall not have occurred on or before September 30, 1999, provided that the right to so terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (v) by Fairfax if the Board withdraws, modifies or changes its recommendation for adoption of the Merger Agreement in a manner adverse to Fairfax; or (vi) by the Company under certain circumstances in connection with a Superior Proposal. See "THE MERGER AGREEMENT--Termination".

  If the Merger Agreement is terminated: (i) by either the Company or Fairfax because of the failure of the Stockholders to adopt the Merger Agreement and an acquisition proposal shall have been made public prior to the stockholder vote giving rise to such termination; (ii) by Fairfax because the Board of Directors withdraws, modifies or changes its recommendation for adoption of the Merger Agreement in a manner adverse to Fairfax; or (iii) by the Company under certain circumstances in connection with a Superior Proposal; unless, in any such case, such termination occurred solely by reason of the failure to obtain requisite regulatory approvals otherwise than by default of the Company, then, in any such case, the Company will pay to Fairfax a fee of $25.5 million. In addition, if the Merger Agreement is terminated in the circumstances described in the preceding sentence (whether or not regulatory approval has been obtained) or if Fairfax terminates the Merger Agreement because of a breach of the Merger Agreement by the Company, then, in any such case, the Company will reimburse Fairfax for all out-of-pocket expenses and fees actually incurred by Fairfax or Merger Sub or on their behalf in connection with the Merger prior to the termination of the Merger Agreement, up to a maximum aggregate amount of $2.0 million. See "THE MERGER AGREEMENT--Termination Fees and Expenses".

Regulatory Approvals

  The obligations of the Company, Fairfax and Merger Sub to effect the Merger under the Merger Agreement are conditioned upon the obtaining of the approvals of the requisite insurance regulatory authorities, which include such authorities in six states, as well as in Canada, the United Kingdom and Bermuda, the foreign jurisdictions where the Company's subsidiaries are licensed, and the expiration of the applicable HSR Act waiting period. As of the date of this Proxy Statement, Fairfax and the Company have filed all required applications with all applicable regulatory agencies. Additionally, the waiting period under the HSR Act was terminated on January 20, 1999. See "REGULATORY APPROVALS".

Source and Amount of Funds

  The Company has been advised by Fairfax that the total amount of funds required by Fairfax to acquire all the outstanding shares of Common Stock and to pay fees and expenses associated with the Merger is estimated to be approximately $880 million. Fairfax intends to finance the purchase price primarily from the proceeds of a completed sale of Cdn$1.0 billion of subscription receipts (the "Fairfax Subscription Receipts") for Fairfax Subordinate Voting Shares (approximately $661 million, assuming conversion at the noon buying rate on February 3, 1999), with the balance to come from internal funds and/or one or more additional equity or debt financings. See "SOURCE AND AMOUNT OF FUNDS".

Interests of Certain Persons in the Merger

  The executive officers of the Company and its Board of Directors would receive economic benefits in the event that the Merger is consummated, including benefits pursuant to a severance plan and pursuant to employment agreements previously entered into between the Company and certain of such individuals, as well as consideration payable under the Merger Agreement for restricted shares of Common Stock and restricted share units. In addition, as of February 1, 1999, the executive officers and directors of the Company and members of their immediate families directly owned an aggregate of 611,436 shares of Common Stock. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER".

Certain Tax Consequences

  The Merger would be a taxable transaction to holders of Common Stock. Stockholders would recognize gain or loss as a result of the Merger in an amount determined by the difference between the Merger Consideration and their tax basis in the Common Stock exchanged therefor. There will be no tax consequences to holders of Preferred Stock other than Dissenting Preferred Shares. For further information, see "CERTAIN TAX CONSEQUENCES TO
STOCKHOLDERS".

Security Ownership of Management and Certain Beneficial Owners

  As of February 1, 1999, the directors and executive officers of the Company beneficially owned, in the aggregate, 4,753,777 shares of Common Stock, representing approximately 9.3% of such shares outstanding. To the knowledge of the Company, all directors and executive officers of the Company intend to vote their outstanding shares of Common Stock for the approval and adoption of the Merger Agreement. See "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS".

Litigation

  On December 9, 1998, a purported shareholder class action was commenced in the Delaware Court of Chancery against the Company, its directors and Fairfax. The complaint alleges, inter alia, that the consideration to be paid pursuant to the Merger Agreement is unfair and inadequate and that the terms of the Merger Agreement were arrived at without a full and thorough investigation by the directors. The complaint seeks injunctive relief, including a judgment enjoining the transaction, and the award of unspecified compensatory damages. The Company believes that the action is without merit and intends to defend the action vigorously. See "LITIGATION".

Market Prices of Common Stock

  The Common Stock is listed on the NYSE and is traded under the symbol "TIG". On November 30, 1998, the last full trading day prior to the Board authorizing management of the Company to enter into negotiations with Fairfax with respect to its merger proposal, the reported closing sale price per share of Common Stock on the NYSE was $14.0625. On December 3, 1998, the last full trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of Common Stock was $15.8125. On February 3, 1999, the last full trading day prior to the date of this Proxy Statement, the reported closing price per share of Common Stock was $16.0000. For additional information concerning historical market prices of the Common Stock, see "MARKET PRICES OF COMMON STOCK".

Selected Consolidated Financial Data

  Certain selected historical financial data of the Company are set forth under "SELECTED CONSOLIDATED FINANCIAL DATA". That data should be read in conjunction with the financial statements and related notes incorporated by reference in this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

                              THE SPECIAL MEETING

Matters To Be Considered at the Special Meeting

  Each copy of this Proxy Statement mailed to Stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting. The Special Meeting is scheduled to be held at 9:30 a.m., on Monday, March 8, 1999, at The St. Regis, 2 East 55th Street, New York, New York. At the Special Meeting, Stockholders will consider and vote upon a proposal to adopt the Merger Agreement.

  The Board of Directors has determined that the Merger is fair to and in the best interests of the Company and its stockholders and has approved the Merger Agreement and declared its advisability. Accordingly, the Board of Directors unanimously recommends that Stockholders vote "FOR" adoption of the Merger Agreement. See "THE MERGER--Background of the Merger" and "--Reasons for the Merger".

  STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

Record Date and Voting

  The Board of Directors has fixed the close of business on February 1, 1999, as the Record Date for the Special Meeting. Only Stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 51,316,567 shares of Common Stock outstanding and entitled to notice of, and to vote at, the Special Meeting, held by approximately 500 Stockholders of record.

  Each holder of Common Stock on the Record Date will be entitled to one vote for each share of Common Stock held of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum thereat.

  If the enclosed proxy card is properly executed and received by the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies so received with no instructions marked thereon will be voted "FOR" adoption of the Merger Agreement. To the knowledge of the Company, all directors and executive officers of the Company owning shares of Common Stock have indicated their intention to vote their shares for adoption of the Merger Agreement. Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Abstentions and broker non-votes will be counted as votes "AGAINST" the proposal to adopt the Merger Agreement. In the case of shares held by participants in the Company's employee stock ownership and 401(k) plans for which no voting instructions are given to the applicable plan trustee, such shares will be voted by the trustee of the respective plans in the same proportion as shares for which voting instructions were given, unless otherwise required by applicable law or regulation.

  The Board is not aware of any matters other than that set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting, and under the Company's bylaws only business brought before the Special Meeting pursuant to such notice may be transacted at the Special Meeting. If any other procedural matters properly come before the Special Meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters at their discretion, except that shares represented by proxies which have been voted "against" the Merger Agreement will not be used to vote "for" postponement or adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement. See "--Vote Required; Revocability of Proxies".

  Holders of Preferred Stock on the Record Date are entitled to notice of the Special Meeting, but are not entitled to vote at the Special Meeting.

  STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WOULD BE SENT TO STOCKHOLDERS BY FIRST CHICAGO TRUST COMPANY OF NEW YORK, IN ITS CAPACITY AS THE EXCHANGE AGENT, AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME.

Vote Required; Revocability of Proxies

  The affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to adopt the Merger Agreement.

  Because the required vote of the Stockholders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock on the Record Date, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a Stockholder will have the same effect as an "AGAINST" vote with respect to adoption of the Merger Agreement. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares on the adoption of the Merger Agreement in the absence of instructions from the beneficial owners thereof. Any shares that are not voted because the nominee broker lacks such discretionary authority will have the same effect as an "AGAINST" vote with respect to adoption of the Merger Agreement.

  A proxy may be revoked prior to its being voted by: (i) delivering to the Secretary of the Company, at or before the Special Meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Special Meeting, or (iii) attending the Special Meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the proxy being voted (although attendance at the Special Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a proxy). Any written instrument revoking a proxy should be sent to: William
H. Huff III, Secretary, 65 East 55th Street, 28th Floor, New York, New York
10022.

  If a quorum is not obtained, or if fewer shares of Common Stock are voted in favor of adoption of the Merger Agreement than the number required for such adoption, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

  No vote of the stockholders of Fairfax is required in connection with the Merger Agreement or the Merger. The obligations of the Company and Fairfax to consummate the Merger are subject, among other things, to the condition that the Company Stockholder Approval is obtained. See "THE MERGER AGREEMENT-- Conditions to the Merger".

Appraisal Rights

  Under the DGCL, record holders of shares of Common Stock and Preferred Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Common Stock or Preferred Stock, as the case may be, appraised by the Delaware Chancery Court (the "Court") and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Court. In the case of holders of shares of Common Stock, to preserve this right, Stockholders must either vote against adoption of the Merger Agreement or withhold their proxies. Stockholders who vote in favor of adoption of the Merger Agreement or who submit a blank proxy card will not be entitled to appraisal rights. Furthermore, merely voting against the Merger Agreement will not perfect a Stockholder's dissenter's rights. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Appendix C.

  Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 calendar days prior to the meeting, the Company must notify each of the holders of Common Stock and Preferred Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice. Any stockholder wishing to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

  A holder of shares of Common Stock or Preferred Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock or Preferred Stock, as the case may be. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the adoption of the Merger Agreement will not constitute such a demand. In addition, a holder of shares of Common Stock or Preferred Stock wishing to exercise appraisal rights must hold such shares of record on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

  Only a holder of record of shares of Common Stock or Preferred Stock is entitled to assert appraisal rights for the shares of Common Stock or Preferred Stock, as the case may be, registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. Holders of shares of Common Stock or Preferred Stock who hold their shares in brokerage accounts or other nominee form and wish to exercise appraisal rights are urged to consult with their broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker or other nominee. All written demands for appraisal of shares of Common Stock or Preferred Stock should be sent or delivered to the Company at 65 East 55th Street, 28th Floor, New York, New York 10022, Attention:
William H. Huff III, so as to be received before the vote on the adoption of the Merger Agreement at the Special Meeting.

  If the shares of Common Stock or Preferred Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock or Preferred Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker holding Common Stock or Preferred Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock or Preferred Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock or Preferred Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Common Stock and Preferred Stock held in the name of the record owner.

  Within 10 calendar days after the Effective Time, the Company, as the Surviving Corporation, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 and who has not voted in favor of the adoption of the Merger Agreement. Within 120 calendar days after the Effective Time, the Company, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Court demanding a determination of the fair value of the shares of all such stockholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock or Preferred Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 calendar days after the Effective Time, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock and of Preferred Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Company.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value," of the shares of Common Stock or Preferred Stock, as the case may be, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock or Preferred Stock, as the case may be, as determined under Section 262 could be more than, the same as or less than the consideration per share that they would otherwise receive if they did not seek appraisal of their shares of Common Stock or Preferred Stock, as the case may be. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court, should be considered in the appraisal proceedings". In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The costs of the action may be determined by the Court and taxed upon the parties as it deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock or Preferred Stock, as the case may be, in connection with an appraisal, including, without limitation, reasonable attorney's fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to appraisal.

  The Court may require stockholders who have demanded an appraisal and who hold Common Stock or Preferred Stock represented by certificates to submit their certificates to the Court for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote any shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on any shares of Common Stock or Preferred Stock (except dividends or other distributions payable to holders of record of such shares as of a date prior to the Effective Time).

  If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, any shares of Common Stock of such holder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement, without interest, and any shares of Preferred Stock of such holder will be converted into the right to receive preferred stock of the Surviving Corporation in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the Effective Time. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Time will require the written approval of the Company. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

Solicitation of Proxies

  The Company will bear the costs of soliciting proxies from Stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Morrow & Company, Inc. to aid in the solicitation of proxies. Morrow & Company, Inc.'s fee for solicitation of the proxies is estimated to be $15,000 plus reimbursement for out-of-pocket costs and expenses.

                             PARTIES TO THE MERGER


The Company

  The Company is primarily engaged in the business of property and casualty insurance and reinsurance through its 14 domestic insurance subsidiaries, one or more of which is licensed to write substantially all lines of property and casualty insurance in all states of the United States. Reinsurance products are offered through TIG Reinsurance Company which is based in Stamford, Connecticut. Primary property and casualty insurance products are offered through TIG Insurance Company and the remaining general insurance subsidiaries which are headquartered in Irving, Texas.

  As of September 30, 1998, the Company had total assets and stockholders' equity of approximately $7.296 billion and $1.163 billion, respectively. For the nine months ended September 30, 1998, and the year ended December 31, 1997, the Company had net income of approximately $16 million and $52 million, respectively. The Company's principal executive offices are located at 65 East 55th Street, 28th Floor, New York, New York 10022, and its telephone number is
(212) 446-2700.

Fairfax

  Fairfax is a financial services holding company which, through its subsidiaries, is engaged in property, casualty and life insurance and reinsurance, investment management and insurance claims management. At September 30, 1998, on a consolidated basis, Fairfax had total assets of approximately Cdn$20.3 billion and shareholders' equity of approximately Cdn$2.1 billion. For the nine months ended September 30, 1998, on a consolidated basis, Fairfax's total revenue was Cdn$2,443 million, Fairfax's net premiums written were Cdn$1,691 million and Fairfax's net earnings were Cdn$220 million. The Fairfax Subordinate Voting Shares are listed on The Toronto Stock Exchange under the symbol "FFH". At the close of trading on February 3, 1999, Fairfax had a market capitalization of approximately Cdn$7.3 billion (Cdn$8.6 billion, assuming exchange of the Fairfax Subscription Receipts for Fairfax Subordinate Voting Shares). Fairfax's principal executive offices are located at 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7, and its telephone number is (416) 367-4941.

Merger Sub

  Merger Sub is a wholly owned subsidiary of Fairfax formed solely for the purpose of engaging in the Merger. Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation.

                                  THE MERGER

Background of the Merger

  On January 30, 1998, the Company announced its results of operations for the fiscal year ended December 31, 1997, including a $145 million ($94 million after tax) strengthening of loss and loss adjustment expense reserves by TIG Reinsurance for 1997 and prior years. From time to time over the following six months, the Company provided information to, and engaged in preliminary exploratory conversations with, a number of companies that expressed interest in a possible acquisition of the Company or a possible investment in, or acquisition of, TIG Reinsurance.

  At a meeting of the Board of Directors on July 29, 1998, management presented its proposed business plan and strategy for the Company as an ongoing business and several strategic alternatives, including the possible sale of all or part of the Company. At that meeting, the Board decided to authorize Goldman Sachs to commence a process of soliciting indications of interest from a number of companies that Goldman Sachs had identified as companies which would likely have an interest in acquiring the Company.

  Commencing in mid-August 1998, Goldman Sachs contacted a number of prospective purchasers, some of which, including Fairfax, requested detailed information concerning the Company. Representatives of some of these prospective purchasers, including Fairfax, subsequently met with management of the Company and representatives of Goldman Sachs for a presentation relating to the Company. As of the regularly scheduled meeting of the Board of Directors on October 19, 1998, most of these prospective purchasers had indicated to representatives of Goldman Sachs that they were not interested in a transaction involving the Company. As of that time, no one had made a formal proposal for an acquisition of the Company, although several indicated that they were continuing to consider the possibility of making a proposal.

  On October 26, 1998, in connection with the announcement of the Company's results of operations for the quarter ended September 30, 1998, the Company announced that it was actively considering with Goldman Sachs strategic alternatives, including a sale, restructuring or recapitalization of the Company. Following that announcement, representatives of the Company and Goldman Sachs continued to provide detailed information to interested parties, including Fairfax.

  This process ultimately resulted in a merger proposal from Fairfax. The merger proposal from Fairfax, as periodically revised, was considered at meetings of the Board of Directors on November 18, 1998 and November 25, 1998, together with a proposal that would have involved an exit from the reinsurance business as of January 1, 1999, by reinsuring substantially all the existing business written by TIG Reinsurance and no new reinsurance policies being written.

  On November 30, 1998, Mr. Prem Watsa, Chairman and Chief Executive Officer of Fairfax, advised Mr. Jon Rotenstreich, Chairman of the Board and Chief Executive Officer of the Company, that Fairfax would increase the cash consideration payable in its proposed merger transaction to $16.50 per share of Common Stock. Later that day, Fairfax's legal advisors furnished a draft of the proposed Merger Agreement to the Company, Goldman Sachs and the Company's legal advisors. At a meeting of the Board of Directors on the evening of November 30, 1998, the Board authorized management of the Company to enter into negotiations with Fairfax with respect to its merger proposal.

  Over the next several days, representatives of the Company negotiated the terms of the proposed Merger Agreement with representatives of Fairfax and, on December 3, 1998, the Board of Directors approved the Merger Agreement. On the afternoon of December 3, 1998, the parties executed the Merger Agreement and issued a press release announcing the proposed Merger.

Reasons for the Merger

  The Board of Directors has determined that the Merger is fair to and in the best interests of the Company and its stockholders and has approved the Merger Agreement and declared its advisability. Accordingly, the

Board of Directors unanimously recommends that Stockholders vote "FOR" adoption of the Merger Agreement. See "--Background of the Merger" and "-- Opinion of Financial Advisors".

  In reaching its determinations that the Merger is fair to and in the best interests of the Company and the stockholders and that the Merger Agreement is advisable, the Board considered a number of factors (both positive and negative), including, without limitation, the following:

    (i) the oral opinion of Goldman Sachs, which was subsequently confirmed in writing, that the Merger Consideration to be received by the Stockholders pursuant to the Merger Agreement is fair from a financial point of view to the Stockholders (see "--Opinion of Financial Advisor");

    (ii) information relating to the financial condition and results of operations of the Company (see "SELECTED CONSOLIDATED FINANCIAL DATA") and management's best estimates of the prospects of the Company, as well as the Board's evaluation of other proposals that would not have involved a sale of the Company;

    (iii) the current and prospective environment in which the Company operates, including national and local economic conditions and the competitive environment for property and casualty insurance and reinsurance companies;

    (iv) the reductions in the financial strength and counterparty credit ratings of the Company and its insurance subsidiaries by Standard & Poor's and the announcement by A.M. Best Co. that it had placed the ratings of the Company and TIG Reinsurance under review with negative implications;

    (v) the trading prices of the Common Stock (see "MARKET PRICES OF COMMON STOCK") as compared to the Company's book value per share of Common Stock (see "SELECTED CONSOLIDATED FINANCIAL DATA");

    (vi) the outcome of the lengthy sale process conducted by Goldman Sachs (see "--Background of the Merger");

    (vii) the terms of the Merger Agreement that provided the Company with the flexibility to, under certain circumstances, accept a Superior Proposal (as defined herein) and terminate the Merger Agreement (see "THE MERGER AGREEMENT--No Solicitation" and "--Termination Fees and Expenses");

    (viii) the limited character of the conditions to the obligations of Fairfax and Merger Sub to consummate the Merger, including the absence of a condition that would permit Fairfax and Merger Sub not to consummate the Merger in the event of a material adverse change affecting the Company or its subsidiaries that occurs after execution of the Merger Agreement (see "THE MERGER AGREEMENT--Conditions to the Obligations of Fairfax and Merger Sub"); and

    (ix) financial and stock market information relating to Fairfax, and recent acquisitions made by Fairfax, as well as the Board's belief, after consultation with its regulatory counsel, that the required regulatory approvals could be obtained for the Merger (see "REGULATORY APPROVALS").

  The foregoing discussion of the factors considered by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the factors considered in reaching its determination.

Opinion of Financial Advisor

  At the December 3, 1998 meeting of the Board, Goldman Sachs rendered its oral opinion, which was subsequently confirmed by a written opinion dated the same date, that as of such date, and based upon and subject to the various qualifications and assumptions described therein, the Merger Consideration to be received by the Stockholders pursuant to the Merger Agreement is fair from a financial point of view to the Stockholders.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED DECEMBER 3, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS

CONSIDERED IN, AND LIMITATIONS ON, THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO AND SHOULD READ SUCH OPINION IN ITS ENTIRETY. GOLDMAN SACHS' OPINION IS ADDRESSED TO THE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1997; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain other communications from the Company to its stockholders; and (v) certain internal financial analyses and forecasts for the Company prepared by its management which assumed the Company's exit from the reinsurance business referred to under "--Background of the Merger". Goldman Sachs also held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the property and casualty insurance and reinsurance industries specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the Company's consent, that the financial forecasts prepared by the management of the Company were reasonably prepared on a basis reflecting the best then currently available judgments and estimates of the management of the Company. Goldman Sachs is not an actuarial firm and its services did not include actuarial determinations or evaluations by it or an attempt to evaluate actuarial assumptions. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and the opinion referred to herein were provided for the information and assistance of the Board in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any Stockholder should vote with respect to such transaction.

  The following is a summary of certain of the financial analyses presented to the Board by Goldman Sachs in connection with providing its written opinion, dated December 3, 1998, to the Board.

  Historical Stock Trading Analysis. Goldman Sachs reviewed the daily historical closing prices and trading volumes for shares of Common Stock during the periods from December 2, 1997 to December 2, 1998 and from December 2, 1994 to December 2, 1998.

  Indexed Stock Price Histories. Goldman Sachs reviewed the daily indexed historical trading prices for shares of Common Stock during the periods from December 2, 1997 to December 2, 1998 and from December 2, 1994 to December 2, 1998, as compared to the S&P 500 and a composite index comprised of Hartford Financial Services Group Inc., Chubb Corp., The St. Paul Companies, Inc., CNA Financial Corp., Fairfax, Ohio Casualty Corp., W.R. Berkeley Corporation, Frontier Insurance Group, Inc., Transatlantic Holdings Inc., Everest Reinsurance Holdings, Alleghany Corp., NAC Reinsurance Corporation, Trenwick Group, Inc. and Chartwell Re Corporation.

  Transaction Multiples. Utilizing a transaction price of $16.50 per share of Common Stock, Goldman Sachs analyzed the consideration to be paid per share of Common Stock in relation to (i) the closing price on the NYSE of Common Stock on December 2, 1998 (the "December 2 Closing Price"), (ii) the closing price on the

NYSE of Common Stock on October 26, 1998 immediately prior to the Company's announcement of third quarter results and the engagement of Goldman Sachs to help consider strategic alternatives (the "Pre-Announcement Closing Price"),
(iii) the 52 week low closing price on the NYSE of Common Stock (the "52 Week Low"), (iv) the 52 week high closing price on the NYSE of Common Stock (the "52 Week High"), (v) the year to date weighted average price per share of Common Stock as of December 2, 1998 (the "YTD Weighted Average"), (vi) earnings per share ("EPS") for the latest twelve months ("LTM") ended September 30, 1998 of Common Stock, excluding the Company's 1997 reserve charge of $94 million and third quarter 1998 adjustments and expenses of $66 million after tax (the "Charges") (the "LTM EPS Without Charges"), (vii) the LTM ended September 30, 1998 EPS of Common Stock with Charges (the "LTM EPS With Charges"), (viii) management estimates of 1998 EPS of Common Stock without Charges (the "Estimated 1998 EPS Without Charges"), (ix) management estimates of 1998 EPS of Common Stock with Charges (the "1998 Estimated EPS With Charges"), (x) management estimates of 1999 EPS of Common Stock assuming the transfer or sale through a reinsurance transaction (the "Loss Portfolio Transfer") of certain assets and liabilities related to the Company's reinsurance business (the "Estimated 1999 EPS Assuming Loss Portfolio Transfer"), (xi) management estimates of 1999 EPS of Common Stock assuming the Loss Portfolio Transfer and a $200 million share repurchase (the "Estimated 1999 EPS Assuming Repurchase"), (xii) stated book value as of September 30, 1998 of the Company (the "Stated Book Value"), (xiii) stated book value as of September 30, 1998 of the Company, excluding unrealized gains (the "Stated Book Value Without Unrealized Gains"), and (xiv) pro forma book value of the Company assuming the Loss Portfolio Transfer (the "Pro Forma Book Value"). All shareholders' equity calculations were based on 51.3 million shares of Common Stock outstanding on September 30, 1998 and all EPS figures were on a fully-diluted basis.

  Such analysis indicated that the Merger Consideration represented: (i) a 6.5% premium to the December 2 Closing Price, (ii) a 26.9% premium to the Pre-Announcement Closing Price, (iii) a 41.9% premium to the 52 Week Low, (iv) a 51.9% discount to the 52 Week High, (v) a 20.3% discount to the YTD Weighted Average, (vi) 7.5x the LTM EPS Without Charges, (vii) no multiple that is meaningful of the LTM EPS With Charges because the LTM EPS With Charges was negative, (viii) 9.1x the Estimated 1998 EPS Without Charges, (ix) 31.7x the 1998 Estimated EPS With Charges, (x) 15.4x the Estimated 1999 EPS Assuming Loss Portfolio Transfer, (xi) 14.0x the Estimated 1999 EPS Assuming Repurchase, (xii) 0.73x the Stated Value, (xiii) 0.80x the Stated Value Without Unrealized Gains and (xiv) 0.77x the Pro Forma Book Value. Such analysis also indicated that the Merger Consideration plus the approximately $314 million in debt being assumed by Fairfax represented 1.10x the pro forma statutory surplus of the Company (as of December 31, 1997), assuming the Loss Portfolio Transfer.

  Comparable Public Company Analysis. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for three groups of selected publicly traded companies in the insurance industry considered by Goldman Sachs to be reasonably comparable to the Company for purposes of this analysis. Such comparable companies consisted of: (i) Hartford Financial Services Group Inc., Chubb Corp., The St. Paul Companies, Inc., CNA Financial Corp., Fairfax, Ohio Casualty Corp., W.R. Berkeley Corporation and Frontier Insurance Group, Inc. (the "Property and Casualty Companies"), (ii) Transatlantic Holdings Inc., Everest Reinsurance Holdings, Alleghany Corp., NAC Reinsurance Corporation, Trenwick Group, Inc. and Chartwell Re Corporation (the "U.S. Reinsurance Companies"), and (iii) EXEL Limited, ACE Limited, PartnerRe Limited RenaissanceRe Holdings and Terra Nova Holdings Limited (the "Bermuda Reinsurance Companies", and together with the Property Casualty Companies and the U.S. Reinsurance Companies, the "Comparable Companies"). Goldman Sachs calculated and compared various financial multiples and ratios for the Company with those of the Comparable Companies using the respective closing price per common share on December 2, 1998. The multiples and ratios for the Company and the Comparable Companies were based on publicly available information as of September 30, 1998 (except for the financial data for EXEL Limited, which is as of August 31, 1998) and on median Institutional Brokers Estimate System ("IBES") estimates.

  With respect to the Comparable Companies and the Company, Goldman Sachs considered, among other multiples and ratios, (i) the December 2, 1998 closing price as a percentage of the 52 week high, (ii) the price/earnings ("P/E") multiple based on 1998 and 1999 IBES EPS estimates,
(iii) the IBES estimate of 1998-1999 EPS growth rate, (iv) the IBES estimate of five-year EPS future growth rate, (v) the market price to adjusted book value (excluding the effect of Financial Accounting Standard ("FAS") 115) multiple, (vi) the return on average common equity ("ROE") based on IBES EPS 1998 estimates, (vii) the dividend yield, (viii) the debt to capital ratio (excluding the effect of FAS 115 and treating preferred stock and company obligated mandatorily redeemable capital securities as 50% equity and 50%
debt), and (ix) the net premiums written to statutory surplus ratio.

  Goldman Sachs' analysis indicated that (i) the December 2, 1998 closing price as a percentage of the 52 week high ranged from 55% to 89% with a median of 79% for the Property and Casualty Companies, from 76% to 87% with a median of 80% for the U.S. Reinsurance Companies, and from 75% to 88% with a median of 79% for the Bermuda Reinsurance Companies, as compared to 45% for the Company, (ii) 1998 P/E multiples ranged from 8.6x to 22.0x with a median of 16.7x for the Property and Casualty Companies, from 9.3x to 15.5x with a median of 12.3x for the U.S. Reinsurance Companies, and from 7.2x to 16.5x, with a median of 10.6x, as compared to 7.6x for the Company, (iii) 1999 P/E multiples ranged from 7.4x to 19.2x with a median of 13.9x for the Property and Casualty Companies, from 8.7x to 13.6x with a median of 10.4x for the U.S. Reinsurance Companies, and from 6.8x to 14.7x with a median of 9.5x for the Bermuda Reinsurance Companies, as compared to 9.7x for the Company, (iv) 1998-1999 estimated growth rates ranged from -4.0% to 71.9% with a median of 17.6% for the Property and Casualty Companies, from 2.7% to 19.2% with a median of 10.2% for the U.S. Reinsurance Companies, and from 4.8% to 14.3% with a median of 6.5% for the Bermuda Reinsurance Companies, as compared to -22.0% for the Company, (v) five year estimated growth rates ranged from 9.5% to 17.5% with a median of 10.0% for the Property and Casualty Companies, from 9.0% to 13.0% with a median of 11.5% for the U.S. Reinsurance Companies, and from 8.0% to 13.5% with a median of 12.0% for the Bermuda Reinsurance Companies, as compared to 10.0% for the Company, (vi) the market price to adjusted book value multiple ranged from 0.9x to 3.0x with a median of 1.6x for the Property and Casualty Companies, from 1.0x to 1.9x with a median of 1.1x for the U.S. Reinsurance Companies, and from 1.1x to 1.8x with a median of 1.4x for the Bermuda Reinsurance Companies, as compared to 0.8x for the Company, (vii) estimated 1998 ROE ranged from 5.1% to 18.2% with a median of 9.6% for the Property and Casualty Companies, from 8.7% to 12.9% with a median of 10.3% for the U.S. Reinsurance Companies, and from 10.8% to 18.9% with a median of 12.9% for the Bermuda Reinsurance Companies, as compared to 10.0% for the Company,
(viii) dividend yield ranged from 0.0% to 4.3% with a median of 1.6% for the Property and Casualty Companies, from 0.0% to 3.1% with a median of 0.6% for the U.S. Reinsurance Companies, and from 0.8% to 3.0% with a median of 2.2% for the Bermuda Reinsurance Companies, as compared to 3.9% for the Company,
(ix) the debt to capital ratio ranged from 3.3% to 44.1% with a median of 25.7% for the Property and Casualty Companies, from 0.0% to 31.2% with a median of 25.2% for the U.S. Reinsurance Companies, and from 0.2% to 24.7% with a median of 6.5% for the Bermuda Reinsurance Companies, as compared to 17.5% for the Company, and (x) the net premiums written to statutory surplus ratio ranged from 0.8x to 2.1x with a median of 1.4x for the Property and Casualty Companies, from 0.7x to 1.2x with a median of 0.8x for the U.S. Reinsurance Companies, and from 0.3x to 2.7x with a median of 0.2x for the Bermuda Reinsurance Companies, as compared to 1.3x for the Company.

  Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to certain selected transactions in the broker reinsurance industry (the "Broker Reinsurance Transactions") and in the property and casualty insurance industry (the "Property and Casualty Transactions") announced since 1990. Such analysis indicated that, with various data points being unavailable, aggregate equity consideration as a multiple of (i) last 12 months net income ranged from 1.9x to 25.4x with a mean of 10.8x and a median of 9.9x for the Broker Reinsurance Transactions, and from 2.2x to 47.1x with a mean of 21.0x and a median of 22.0x for the Property and Casualty Transactions, (ii) tangible GAAP book value ranged from 0.1x to 2.0x with a mean of 1.2x and a median of 1.1x for the Broker Reinsurance Transactions, and from 0.3x to 8.3x with a mean of 1.9x and a median of 2.1x for the Property and Casualty Transactions, and (iii) statutory book value ranged from 0.7x to 2.5x with a mean of 1.2x and a median of 1.1x for the Broker Reinsurance Transactions, and from 0.6x to 6.3x with a mean of 2.2x and a median of 2.2x for the Property and Casualty Transactions. Goldman Sachs compared the foregoing data to certain multiples relating to the consideration to be received by the holders of Common Stock. See above Transaction Multiples.

  Discounted Cash Flow Analysis. Based on management projections for the fiscal years ending December 31, 1999, 2000 and 2001 (which assumed the Company's exit from the reinsurance business as described above under "-- Background of the Merger") and applying a 10% growth rate to earnings per share for the fiscal year ended December 31, 2001 to project earnings per share for the fiscal years ending December 31, 2002 and 2003 (collectively, the "Base Case") and applying a sensitivity analysis which assumed a combined ratio 1% higher than that assumed in the Base Case for the same periods (collectively, the "Higher Combined Ratio Case"), Goldman Sachs prepared discounted cash flow analyses for the Common Stock through December 31, 2001 and December 31, 2003. The analyses assumed payment of an annual dividend of $0.60 per share of Common Stock and calculated the net present value of that dividend stream through December 31, 2001 and December 31, 2003 plus the implied closing price of Common Stock on such dates, calculated by applying assumed P/E multiples ranging from 9.0x to 13.0x to the projected earnings per share for the following year. Utilizing discount rates ranging from 13.0% to 17.0%, the analyses indicated that, (i) assuming the Base Case, the implied net present values per share of Common Stock as of December 31, 2001 ranged from $11.90 to $18.36, (ii) assuming the Higher Combined Ratio Case, the implied net present values per share of Common Stock as of December 31, 2001 ranged from $10.65 to $16.37, (iii) assuming the Base Case, the implied net present values per share of Common Stock as of December 31, 2003 ranged from $11.26 to $18.17, and (iv) assuming the Higher Combined Ratio Case, the implied net present values per share of Common Stock as of December 31, 2003 ranged from $10.16 to $16.28.

  The summary set forth above does not purport to be a complete description of the analyses performed by Goldman Sachs. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Board as to the fairness from a financial point of view to the Stockholders of the Merger Consideration to be received by the Stockholders pursuant to the Merger Agreement, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Fairfax, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix B hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and because of Goldman Sachs' familiarity with the Company. Goldman Sachs is familiar with the Company, having provided certain investment banking services to the Company from time to time, including acting as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement.

  Goldman Sachs provides a full range of financial, advisory and security services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Fairfax for its account and for the accounts of customers.

  Pursuant to a letter agreement dated July 29, 1998 (the "Goldman Engagement Letter"), the Company engaged Goldman Sachs as its financial advisor and to render an opinion with respect to the fairness of the consideration to be received by Stockholders. Pursuant to the terms of the Goldman Engagement Letter, the Company has agreed to pay Goldman Sachs a fee of 0.95% of the aggregate consideration paid to the holders of Common Stock. The Company has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Accounting Treatment

  The Company has been advised by Fairfax that Fairfax intends to treat the Merger as a "purchase" for accounting and financial reporting purposes.

                             THE MERGER AGREEMENT


  The following is a summary of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. All references to and summaries of provisions of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement. Stockholders are urged to read the Merger Agreement carefully and in its entirety.

Effective Time

  Subject to the provisions of the Merger Agreement, as promptly as practicable, and in no event later than the fifth business day following the satisfaction or, if permissible, waiver of all the conditions set forth in the Merger Agreement, unless another time or date is agreed to in writing by the Company, Fairfax and Merger Sub, a certificate of merger or other appropriate documents (the "Certificate of Merger") will be filed with the Secretary of State of the State of Delaware. The "Effective Time" of the Merger will be upon the filing of the Certificate of Merger or at such time thereafter, as may be agreed to in writing by the Company, Fairfax and Merger Sub and specified in the Certificate of Merger.

The Merger

  The Merger Agreement provides that, subject to the Company Stockholder Approval, approval by certain regulatory authorities and compliance with certain other covenants and conditions, Merger Sub, a wholly owned subsidiary of Fairfax, will be merged with and into the Company, at which time the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation. Following consummation of the Merger, the Company, as the Surviving Corporation, will be a wholly owned subsidiary of Fairfax. As a result of the Merger, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

  Conversion of Securities. At the Effective Time, (i) each share of Common Stock that is owned by the Company, any subsidiary of the Company, Fairfax, Merger Sub or any other subsidiary of Fairfax will be canceled and extinguished and no consideration will be delivered or deliverable in exchange therefor, (ii) each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with the immediately preceding clause and other than Dissenting Common Shares) will be converted into the right to receive $16.50 in cash, without interest, (iii) each share of Preferred Stock (other than Dissenting Preferred Shares) will be converted into the right to receive one share of preferred stock, $0.01 par value, of the Surviving Corporation (the "Surviving Corporation Preferred Stock") which will have terms that are identical to the Preferred Stock, and (iv) each share of capital stock of Merger Sub will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The total amount of funds required by Fairfax to acquire all the outstanding shares of Common Stock pursuant to the Merger Agreement and to pay fees and expenses associated with the Merger is estimated to be approximately $880 million.

  Directors and Officers; Governing Documents. At the Effective Time, the directors of Merger Sub will become the directors, and the officers of the Company will become the officers, of the Surviving Corporation. At the Effective Time, the Restated Certificate of Incorporation of the Company and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and the bylaws of the Surviving Corporation until thereafter amended as provided by applicable law.

  Exchange Procedures. Merger Sub has designated First Chicago Trust Company of New York to act as Exchange Agent for the payment of the Merger Consideration upon surrender of certificates representing shares of Common Stock. At or prior to the Effective Time, Merger Sub will deposit or cause to be deposited with the Exchange Agent in a separate fund established for the benefit of the holders of shares of Common Stock for payment pursuant to the Merger Agreement, through the Exchange Agent (the "Exchange Fund"), cash in an amount necessary to make the payments necessary to Stockholders pursuant to the Merger Agreement. As promptly as practicable after the Effective Time, the Surviving Corporation will cause the Exchange Agent to mail to each Stockholder of record (other than the Company or Fairfax or any of their respective subsidiaries or holders of Dissenting Common Shares) a letter of transmittal with instructions for the surrender of certificates representing ownership of shares of Common Stock ("Certificates") in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to the instructions set forth in the letter of transmittal, the holder of such Certificate will be entitled to receive in respect thereof cash in an amount equal to the product of (i) the number of shares of Common Stock represented by such Certificate and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration payable upon surrender of any Certificate. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it will be a condition to such payment that the Certificate so surrendered be accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, after the Effective Time, each Certificate will represent only the right to receive upon such surrender the Merger Consideration without interest thereon. The Surviving Corporation and Fairfax will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as Fairfax is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that such amounts are so withheld by the Surviving Corporation or Fairfax, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Fairfax.

  Cancelation and Retirement of Common Stock. All shares of Common Stock, when converted as provided in the Merger Agreement, will automatically be canceled and retired and will cease to exist, and each holder of a Certificate previously representing any such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration or as otherwise provided by law and subject to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared in accordance with the terms of the Merger Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers of shares thereafter on the records of the Company.

  Any portion of the Exchange Fund which remains undistributed to the Stockholders for one year after the Effective Time will be delivered to Fairfax, upon demand, and any Stockholders who have not theretofore complied with the provisions of the Merger Agreement and the instructions set forth in the letter of transmittal will thereafter look only to Fairfax for payment of the Merger Consideration to which they are entitled.

Representations and Warranties

  The Merger Agreement contains representations and warranties of the Company regarding the due organization, valid existence, good standing and authority to conduct business and own, lease and operate its properties of the Company and its subsidiaries; the capitalization of the Company and its Significant Subsidiaries (as defined in the Merger Agreement); the authority of the Company to enter into the Merger Agreement subject to Stockholder approval; the absence of conflict between transactions contemplated by the Merger Agreement and certain other agreements, documents and permits; required consents and approvals; the possession by the Company and its subsidiaries of requisite licenses and permits to conduct their businesses; the adequacy of filings with the SEC; the conduct of business in the ordinary course and the absence of certain material adverse changes since September 30, 1998; compliance with applicable law; the absence of any claim, action, proceeding or investigation, pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which (i) individually or in the aggregate is reasonably likely to have a Company Material Adverse Effect (as defined below) or (ii) seeks to delay or prevent the consummation of the Merger; the absence of any order, writ, judgment, injunction, decree, determination or award to which the Company or any of its subsidiaries or any of their respective properties or assets is subject having, individually or in the aggregate, a Company Material Adverse Effect; certain matters relating to the Employee Retirement Income Security Act of 1974, as amended (the "ERISA"), and other employment matters; the right of the Company and its subsidiaries to use their names; the opinion of Goldman Sachs as to the fairness, from a financial point of view, of the Merger Consideration; the Stockholder vote required to adopt the Merger Agreement; and the engagement of brokers and financial advisors. "Company Material Adverse Effect" is defined in the Merger Agreement to mean any change in or effect on the Company and its subsidiaries that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, or to prevent or materially delay the consummation of the Merger; provided that the occurrence of any of the following are deemed not to have a Company Material Adverse Effect: any change, effect, event or occurrence relating to or resulting from the execution of the Merger Agreement or the consummation of the transactions contemplated thereby or the announcement thereof except as expressly provided for otherwise in the Merger Agreement; any diminution in the amount of insurance or reinsurance business written (whether resulting from non-renewal by the other party or otherwise); any termination or amendment of existing insurance or reinsurance programs written by any subsidiary of the Company; any adverse development in claims reserves or in reserves for unrecoverable reinsurance; any depreciation in the value of any portfolio investments; or any downgrade in the ratings assigned by any rating agency to the Company or any of its subsidiaries (unless such downgrade would result in a default or other specified events with respect to any instrument or security relating to indebtedness of the Company or any subsidiary for borrowed money).

  The Merger Agreement also includes representations and warranties by Fairfax and Merger Sub regarding: their due organization, valid existence, good standing and authority to conduct business and own, lease and operate their properties; their authority to enter into the Merger Agreement; the absence of conflict between transactions contemplated by the Merger Agreement and certain other agreements and documents; required consents and approvals; the accuracy of information supplied by Fairfax and Merger Sub for inclusion in this Proxy Statement; the conduct of business by Merger Sub; Fairfax having sufficient funds at the Effective Time to pay the aggregate Merger Consideration together with fees and expenses; Fairfax having no reason to expect, based on prior experience and actual knowledge, that requisite insurance regulatory approvals cannot be obtained by June 30, 1999; and the engagement of brokers and financial advisors.

Conduct of the Business Pending the Merger

  During the period from December 3, 1998 until the Effective Time, the Company has agreed to keep Fairfax informed generally about the proposed conduct of its business (including, generally, renewals of its reinsurance business) and that, except as set forth in the Merger Agreement or unless Fairfax otherwise agrees in writing, the business of the Company and its subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice and the Company will use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, key employees and consultants of the Company and its subsidiaries and to preserve current relationships with customers, suppliers and other persons with which the Company or its subsidiaries has significant business relations. Except as otherwise approved by Fairfax or as provided in the Merger Agreement, each of the Company and its subsidiaries will not (i) amend its certificate of incorporation or bylaws or equivalent organizational documents; (ii) issue, sell or pledge any additional Common Stock (except upon the exercise of existing stock options) or any other capital stock of the Company or any of its subsidiaries or sell or encumber any assets other than immaterial assets or portfolio investments and sales in the ordinary course of business and in a manner consistent with past practice; (iii) pay any dividend or make any other distribution with respect to its capital stock (except the regular quarterly dividend of $0.15 per Share and the quarterly dividend on the Preferred Stock in accordance with the terms thereof); (iv) reclassify, combine, split, subdivide or redeem or purchase any of the Company's capital stock; (v) make any acquisition or incur any indebtedness or make any capital expenditures in excess of $1.0 million in the aggregate; (vi) make any changes in compensation payable to directors, officers or employees except as required pursuant to existing compensation plans; (vii) make any changes in its accounting practices; or (viii) pay or discharge any material liability or claim other than the payment in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company's September 30, 1998 balance sheet or subsequently incurred in the ordinary course of business and consistent with past practice.

No Solicitation

  The Company has agreed that: (i) it, its subsidiaries and their respective officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives or agents (collectively, the "Company Representatives") will immediately cease any discussions or negotiations with any party that may be ongoing with respect to any acquisition proposal (as defined below); (ii) neither the Company nor any of its subsidiaries will, nor will the Company authorize or permit any of its subsidiaries or any of the Company's Representatives to, directly or indirectly, (i) solicit or initiate or knowingly encourage the submission of, any acquisition proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, provided that if, at any time prior to the Company Stockholder Approval the Board of Directors determines in good faith, based upon advice of independent counsel, that not to do so would be inconsistent with its fiduciary duties under applicable law, the Company may, in response to an unsolicited acquisition proposal by a party which the Board of Directors believes in good faith may lead to a Superior Proposal (as defined below), and subject to compliance with the Company's obligation to notify and keep Fairfax informed about a bona fide acquisition proposal, (X) furnish information to such party pursuant to a customary confidentiality agreement and (Y) participate in discussions or negotiations with such party regarding an acquisition proposal. An "acquisition proposal" is defined in the Merger Agreement as any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company on a consolidated basis or of over 15% of the outstanding Common Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the outstanding Common Stock, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary that owns a substantial portion of the assets of the Company on a consolidated basis, other than the transactions contemplated by the Merger Agreement.

  Except as described under this caption, the Company has agreed that, neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fairfax, the approval or recommendation by the Board of Directors or any such committee of the Merger Agreement or the Merger; (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal other than the Merger; or (iii) enter into any agreement with respect to any acquisition proposal other than the Merger. Notwithstanding the foregoing, if at any time prior to the Company Stockholder Approval the Board of Directors determines in good faith, based upon advice of independent counsel, that it is necessary to do so in order to comply with its fiduciary duties under applicable laws, the Board of Directors may (subject to this and the following sentences of this paragraph) (x) withdraw or modify (or propose to withdraw or modify) its approval or recommendation of the Merger and the Merger Agreement or (y) approve or recommend (or propose to approve or recommend) a Superior Proposal (as defined below) or terminate (or propose to terminate) the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any agreement with respect to any Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is at least three business days after Fairfax's receipt of written notice (a "Notice of Superior Proposal") advising Fairfax that the Board of Directors has received a Superior Proposal. The Notice of Superior Proposal shall specify the amount and type of consideration to be paid and such other terms and conditions of the Superior Proposal as the Company determines in good faith to be material and identify the person making such Superior Proposal. A "Superior Proposal" is defined in the Merger Agreement as any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least 85% of the combined voting power of the shares of Common Stock then outstanding or all or substantially all of the assets of the Company on a consolidated basis and otherwise on terms which the Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors (based on the advice of a financial advisor of nationally recognized reputation), is reasonably capable of being financed by such third party. In addition, if the Company terminates the Merger Agreement or withdraws, modifies or changes its recommendation with respect to the Merger in a manner adverse to Fairfax as provided under this caption, the Company is required to pay to Fairfax a termination fee and reimburse Fairfax for certain of its expenses, all as described below under "--Termination Fees and Expenses."

  The Company has agreed to forthwith advise Fairfax orally and in writing of the Company's receipt of any bona fide acquisition proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any such acquisition proposal and the identity of the person making such request or acquisition proposal. The Company has agreed to keep Fairfax informed on a reasonable basis of the status and details (including amendments) of any such request or acquisition proposal, unless the Board of Directors determines in good faith, based upon advice of independent counsel, that to do so would be inconsistent with its fiduciary duties under applicable law.

  The foregoing does not prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with its legal duties under applicable law; provided that neither the Company nor the Board of Directors nor any committee thereof may, except as permitted in the second preceding paragraph, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an acquisition proposal other than the Merger.

Other Agreements of the Company, Fairfax and Merger Sub

  In the Merger Agreement, the Company, Fairfax and Merger Sub have agreed to use their best efforts to (i) take, or cause to be taken, all action and to do or satisfy, or cause to be done or satisfied, all things and conditions necessary, proper or advisable under applicable laws to consummate and make effective as promptly as practicable the Merger; (ii) obtain from any governmental authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Fairfax, Merger Sub or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Merger; (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authorities vacated or reversed;
(iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement; and (v) make all necessary filings, and thereafter make any other required submissions, with respect to the

Merger Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act and other competition laws and any related governmental request thereunder and (C) any other applicable law including insurance regulatory laws; provided, in respect of each of the foregoing, it would not materially increase the cost of the Merger to Fairfax or result in material expenditures by the Company.

  Each of Fairfax, Merger Sub and the Company has agreed to give (or cause its respective subsidiaries to give) any notices to third parties, and use, and cause its respective subsidiaries to use, their best efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated in the Merger Agreement unless, in each case, it would materially increase the cost of the Merger to Fairfax or result in material expenditures by the Company.

  Each of Fairfax, Merger Sub and the Company has agreed to notify promptly the other parties of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any governmental authority or any other person (i) challenging or seeking material damages in connection with the Merger or the exchange of Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Fairfax or, to the knowledge of such party, Fairfax's subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its subsidiaries.

  The Company and Fairfax have agreed that they will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement and (ii) if any state takeover statute or similar statute or regulation becomes so applicable, take all action necessary to ensure that the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by the Merger Agreement.

  The Company has agreed to (i) provide to Fairfax and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Fairfax or its representatives may reasonably request.

  The Company has agreed that, subject to its fiduciary duties under applicable laws as advised by independent counsel, the Company will enforce any rights it may have, and that the Company and its directors will not approve or consent to any actions which are prohibited without the approval or consent of the Company or its directors, under any confidentiality agreements to which the Company (or Goldman Sachs or another person on behalf of the Company) is a party.

Employee Benefit Plans

  Fairfax has agreed to honor, or to cause the Surviving Corporation to honor, in accordance with its terms, each employment and severance agreement of the Company in effect as of the Effective Time. For a period of no less than one year after the Effective Time, Fairfax will cause the Surviving Corporation to provide to each employee of the Company and its subsidiaries salary or wage levels and incentive compensation opportunities and benefit plans and arrangements that are, in the aggregate, substantially similar (other than with respect to equity based compensation plans) to those in effect as of the Effective Time; provided that nothing in the Merger Agreement requires the Surviving Corporation to continue the employment of any employee of the Company and its subsidiaries for any period of time after the Effective Time. Subject to certain exceptions, after the Effective Time, employees of the Company and its subsidiaries will be credited with their service before the Effective Time with the Company and its subsidiaries for eligibility, vesting and benefits purposes under all benefits programs covering such employees of the Company and its subsidiaries after the Effective Time. Fairfax has agreed that after the Effective Time it will undertake a review of the Company's Employee Stock Ownership Plan (the "ESOP") and will implement a modified or replacement employee benefit program, for the benefit of those employees of the Company and its subsidiaries who are participating in the ESOP, that is reasonably anticipated at the time of implementation to provide a level of benefits that is substantially similar (from an economic standpoint) to the level of benefits provided under the ESOP; provided that Fairfax will not be required to provide equity-based compensation under the replacement program.

Equity Compensation

  As soon as practicable after the Effective Time, but not later than ten days after the Effective Time, each holder of an outstanding option to purchase shares of Common stock (a "Company Option") pursuant to any of the Company's 1993 Long Term Incentive Plan (the "1993 Plan"), the Company's 1996 Long Term Incentive Plan (the "1996 Plan") or the Company's 1996 Non-Employee Directors Compensation Program (the "1996 Directors Plan" and together with the 1993 Plan and the 1996 Plan, the "Company Stock Option Plans"), whether or not then exercisable, will receive, in settlement and cancelation thereof, an amount in cash equal to the product of (i) the excess, if any, of the average of the highest and lowest market prices of a share of Common Stock, as reported on the NYSE on the last trading day immediately prior to the Effective Time (the "Per Share Amount"), over the exercise price of each such Company Option, and
(ii) the number of shares of Common Stock covered by such Company Option. Each unvested share of restricted Common Stock (a "Restricted Share") granted pursuant to the 1993 Plan or the 1996 Plan, which Restricted Share is outstanding immediately prior to the Effective Time, will be canceled and the holder thereof will receive in settlement an amount in cash equal to the Merger Consideration. Pursuant to his employment arrangements with the Company, Mr. Michael G. Wacek will receive the difference between $2 million and the product of the number of Restricted Shares held by him, which is 59,926 shares, and the Merger Consideration. Each holder of an unvested restricted share unit granted pursuant to the 1996 Directors Plan (a "Restricted Share Unit") which Restricted Share Unit is outstanding immediately prior to the Effective Time, as well as any vested but unconverted Restricted Share Units, will receive, in settlement and cancelation thereof, an amount in cash equal to the Merger Consideration. At the Effective Time, the Company Stock Option Plans will terminate and the Company has agreed that, prior thereto and to the extent necessary, it will cause each holder of an outstanding Company Option, Restricted Share or Restricted Share Unit to consent to the cancelation of such Company Option, Restricted Share or Restricted Share Unit in consideration for the payment provided in the Merger Agreement.

Indemnification and Insurance

  Fairfax and Merger Sub have agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing on the date of the Merger Agreement in favor of current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation, bylaws, similar organizational documents, indemnification agreements or otherwise, will survive the Merger and continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time. Fairfax also agreed to maintain for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of the Merger Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to December 3, 1998.

Conditions to the Merger

  All Parties. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or, if permitted by applicable law, waiver of the following conditions: (i) the Company Stockholder Approval; (ii) termination or expiration of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act and obtaining of all requisite insurance regulatory and other competition law approvals (other than any such approvals which, if not obtained, would not reasonably be expected to materially increase the cost of the Merger to Fairfax), (A) which approvals shall be unconditional or on conditions which would not reasonably be expected to materially increase the cost of the Merger to Fairfax or result in a Company Material Adverse Effect and (B) in connection with which no conditions shall have been imposed which would reasonably be expected to materially increase the cost of the Merger to Fairfax or result in a Company Material Adverse Effect; and (iii) no order, statute, rule regulation, executive order, stay, decree, judgment or injunction enacted, entered, issued, promulgated or enforced by any governmental authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

  Fairfax and Merger Sub. Pursuant to the Merger Agreement, the obligations of Fairfax and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the Company having performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; and (ii) each of the representations and warranties of the Company contained in the Merger Agreement which is qualified as to materiality being true and correct and each such representation and warranty that is not so qualified being true and correct in all material respects, in each case as of the date of the Merger Agreement, except that those representations and warranties which address matters only as of a particular date prior to the date of the Merger Agreement shall be true and correct as of such date.

  The Company. Pursuant to the Merger Agreement, the obligation of the Company to effect the Merger is subject to the satisfaction or waiver of the following conditions: (i) Fairfax and Merger Sub having performed in all material respects all of their respective obligations under the Merger Agreement required to be performed by them at or prior to the Effective Time; and (ii) each of the representations and warranties of Fairfax contained in the Merger Agreement which is qualified as to materiality being true and correct and each such representation and warranty that is not so qualified being true and correct in all material respects, in each case as of the date of the Merger Agreement, except that those representations and warranties which address matters only as of a particular date prior to the date of the Merger Agreement shall be true and correct as of such date.

Termination

  The Merger Agreement may be terminated and the Merger abandoned at any time prior the Effective Time, notwithstanding the Company Stockholder Approval, by mutual written consent of Fairfax, Merger Sub and the Company, or under the following conditions:

  Either Party. The Merger Agreement provides that either Fairfax or the Company may terminate the Merger Agreement and abandon the Merger if: (i) the Effective Time shall not have occurred on or before September 30, 1999; provided that the right to so terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) the Company Stockholder Approval shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof.

  Fairfax. The Merger Agreement provides that Fairfax may terminate the Merger Agreement and abandon the Merger: (i) if the Board of Directors shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in a manner adverse to Fairfax; or (ii) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition in favor of Fairfax and cannot be or has not been cured within 30 days after giving written notice to the Company of such breach (provided that Fairfax or Merger Sub is not then in breach entitling the Company to terminate).

  The Company. The Merger Agreement provides that the Company may terminate the Merger Agreement and abandon the Merger: (i) with respect to a Superior Proposal if the Company determines in good faith, based upon advice of independent counsel, that it is necessary to do so to comply with fiduciary duties, in accordance with the provisions of the Merger Agreement for accepting such Superior Proposal, as described above under "--No Solicitation" (provided that the Company will be required to pay to Fairfax the termination fee and reimburse Fairfax its expenses as described below under "--Termination Fees and Expenses"); or (ii) if Fairfax or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition in favor of the Company and cannot be or has not been cured within 30 days after giving written notice to Fairfax of such breach (provided that the Company is not then in breach entitling Fairfax to terminate).

Termination Fees and Expenses

  The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees and expenses, except (i) as otherwise provided below and (ii) that all third party costs and expenses, including SEC filing fees, related to the filing, printing or mailing of this Proxy Statement will be shared equally by Fairfax and the Company.

  If the Merger Agreement is terminated: (i) by either the Company or Fairfax because of the failure of the Stockholders to adopt the Merger Agreement and an acquisition proposal shall have been made public prior to the Stockholder vote giving rise to such termination; (ii) by Fairfax because the Board of Directors withdraws, modifies or changes its recommendation for adoption of the Merger Agreement in a manner adverse to Fairfax; or (iii) by the Company under certain circumstances in connection with a Superior Proposal; unless, in any such case, such termination occurred solely by reason of the failure to obtain requisite regulatory approvals otherwise than by default of the Company, then, in any such case, the Company will pay to Fairfax a fee of $25.5 million. In addition, if the Merger Agreement is terminated in the circumstances described in the preceding sentence (whether or not regulatory approval has been obtained) or if Fairfax terminates the Merger Agreement because of a breach of the Merger Agreement by the Company, then, in any such case, the Company will reimburse Fairfax for all out-of-pocket expenses and fees actually incurred by Fairfax or Merger Sub or on their behalf in connection with the Merger prior to the termination of the Merger Agreement, up to a maximum aggregate amount of $2.0 million.

Amendment; Waiver

  The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided that after the Company Stockholder Approval, no such amendment would be permitted that by law requires further approval of the Stockholders. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto. At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of any other party thereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) subject to the proviso of the second preceding sentence, waive compliance by any other party with any of the conditions and agreements contained in the Merger Agreement. Any such extension or waiver will be valid if set forth in a written instrument signed by the party or parties to be bound thereby.

                             REGULATORY APPROVALS

  The regulatory filings and approvals described below must be made and obtained before the Merger can be effected. In the Merger Agreement, Fairfax has represented that, based upon prior experience and upon actual knowledge, it has no reason to expect that the insurance regulatory approvals cannot be obtained by June 30, 1999. However, there can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, or, if such challenge is made, the result thereof. In addition, there can be no assurance that the required approvals will be obtained or other required government action will be taken by September 30, 1999, the date specified in the Merger Agreement as the date after which any of Fairfax, Merger Sub or the Company may terminate the Merger Agreement. See "THE MERGER AGREEMENT--Conditions to the Merger".

  Fairfax and the Company are not currently aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described below. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

Insurance Regulatory Approvals

  The obligations of the Company, Fairfax and Merger Sub to effect the Merger under the Merger Agreement are subject, among other things, to the condition that all necessary insurance regulatory approvals shall have been obtained.

  The Company's insurance subsidiaries are subject to the insurance laws and regulations of the states in which they are incorporated or licensed. Generally, under state insurance holding company laws, no person may acquire control (generally defined to include ownership of 10% or more of the voting securities of a person), directly or indirectly, of a domestic insurer (or, in some states, of any insurer that is "commercially domiciled" in the state) without first obtaining the approval of the insurance commissioner or equivalent insurance regulatory authority (the "Insurance Commissioner") in such state. Upon consummation of the Merger, Fairfax will own all the common stock of the Surviving Corporation and, therefore, will indirectly control the Company's insurance subsidiaries. The Company's insurance subsidiaries are domiciled or "commercially domiciled" in California, Colorado, Connecticut, Michigan, New York and Texas. Accordingly, Fairfax has filed applications for approval of the acquisition of control of the Company's insurance subsidiaries in such states in connection with the Merger.

  In some states, the filing of an application triggers public hearing requirements and/or statutory periods within which a decision approving or disapproving the acquisition of control must be rendered. In other states, public hearings are discretionary and/or there are no periods within which such decision must be rendered. In states where there are statutory time periods within which hearings must be commenced or decisions rendered, such time periods do not begin until the Insurance Commissioner has deemed the application to be complete and the Insurance Commissioner has discretion to request that additional information be furnished before the Insurance Commissioner will deem such application to be complete.

  In addition, the insurance holding company laws of many states require the filing of a preacquisition notification in connection with the acquisition of control of a licensed insurer if the market concentration of the acquiring and acquired persons in certain lines of insurance exceeds certain specified thresholds. The filing of a preacquisition notification triggers a "waiting period" during which the Insurance Commissioner may make a determination that the acquisition, if consummated, would violate the competitive standards established in the insurance holding company laws of that state. If such a determination is made and the Merger is consummated, the Insurance Commissioner may enter an order requiring the involved insurer to cease and desist from doing business in such jurisdiction with respect to the line or lines of insurance involved in the transaction or, in the alternative, may require corrective measures to eliminate the violation.

  In addition to the approval of such Insurance Commissions, similar applications for approval of the Merger have been made in Canada, the United Kingdom and Bermuda, where the Company's subsidiaries are licensed.

Hart-Scott-Rodino

  The Merger is subject to the requirements of the HSR Act, and the rules and regulations thereunder, which provide that certain acquisition transactions (including the Merger) may not be consummated until certain required information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the requisite waiting period expires or is terminated. The Antitrust Division and the FTC have received the required information from all parties involved in the Merger. The waiting period imposed by the HSR Act began on January 5, 1999 and was terminated on January 20, 1999. At any time before or after the consummation of the Merger, the Antitrust Division, the FTC or another third party could seek to enjoin or rescind the Merger on antitrust grounds. In addition, at any time before or after the consummation of the Merger, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under state antitrust laws as it deems necessary or desirable in the public interest.

                          SOURCE AND AMOUNT OF FUNDS

  The Company has been advised by Fairfax that the total amount of funds required by Fairfax to acquire all the outstanding shares of Common Stock and to pay fees and expenses associated with the Merger is estimated to be approximately $880 million. Fairfax intends to finance the purchase price primarily from the proceeds of a completed sale of Fairfax Subscription Receipts for Fairfax Subordinate Voting Shares, with the balance to come from internal funds and/or one or more additional equity or debt financings.

  On December 22, 1998, Fairfax sold in an underwritten private placement offering, 2,000,000 Fairfax Subscription Receipts representing aggregate proceeds of Cdn$1.0 billion (approximately $661 million, assuming conversion at the noon buying rate on February 3, 1999).

  The proceeds from the sale of the Subscription Receipts have been deposited in escrow with a trustee and will be invested in short-term Canadian government securities and other approved securities until the Subscription Receipts are exchanged for Fairfax Subordinate Voting Shares or until such proceeds are required to be repaid, as described below.

  If the Effective Time occurs on or before September 30, 1999, holders of Subscription Receipts will receive at the Effective Time, without payment of additional consideration, one Fairfax Subordinate Voting Share for each Subscription Receipt held. If the Effective Time has not occurred on or before June 11, 1999, but the Company Stockholder Approval has been obtained, holders of Subscription Receipts will have the right either to retain their Subscription Receipts or to receive, at Fairfax's election, either one Subordinate Voting Share or an amount of cash out of the escrowed proceeds equal to the subscription price of the Subscription Receipts plus the pro rata share of interest actually earned thereon. If either (i) the Merger Agreement is terminated, (ii) on June 12, 1999, the Company Stockholder Approval has not been obtained or (iii) on October 1, 1999, the Effective Time has not occurred, whichever is the first to occur, then the holders of outstanding Subscription Receipts will be paid out of the escrowed proceeds an amount equal to the subscription price of the Subscription Receipts plus the pro rata share of interest actually earned thereon.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board with respect to adoption of the Merger Agreement, stockholders of the Company should be aware that the directors and executive officers of the Company have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of the Company generally. These interests are summarized below. In addition, as of February 1, 1999, the executive officers and directors of the Company and members of their immediate families directly owned an aggregate of 611,436 shares of Common Stock. The aggregate consideration that would be received in the Merger by the executive officers and directors of the Company and their family members in respect of such shares would be $10,088,694.

  Stock Options; Restricted Shares/Restricted Share Units. In addition to the shares described above, as of February 1, 1999, certain of the executive officers and the directors of the Company held Restricted Shares or Restricted Share Units and had Company Options granted under the Company's 1993 Plan, the 1996 Plan or the 1996 Directors Plan.

  The 1996 Directors Plan, for example, provides for payment to each director who is not an employee of the Company and who has not been an employee of the Company or its subsidiaries for at least the preceding year of a cash retainer and formula stock-based grants, composed of Company Options and Restricted Share Units. A Restricted Share Unit represents the right of the recipient to receive shares of Common Stock in the future. As of February 1, 1999, there were 11,904 unvested Restricted Share Units outstanding. Pursuant to the Merger Agreement, each unvested Restricted Share Unit granted pursuant to the 1996 Directors Plan which is outstanding immediately prior to the Effective Time, as well as each vested but unconverted Restricted Share Unit, will be canceled and the holder will be entitled to receive $16.50 in cash per share. The 1993 Plan and the 1996 Plan operate in much the same fashion. Pursuant to the Merger Agreement, each unvested Restricted Share granted pursuant to the 1993 Plan or the 1996 Plan which is outstanding immediately prior to the Effective Time will be canceled and the holder will be entitled to receive $16.50 in cash per share. As of February 1, 1999, there were 62,935 unvested Restricted Shares outstanding. As of February 1, 1999, there were 5,391 vested Restricted Share Units that had not been converted to shares of Common Stock. Accordingly, the aggregate consideration that would be received by the directors and executive officers of the Company in respect of these Restricted Shares and Restricted Share Units would be $1,323,795.

  The Company Stock Option Plans also provide for issuance of certain stock options. Pursuant to the Merger Agreement, for each Company Option outstanding immediately prior to the Effective Time (whether or not then presently exercisable), the holder of the Company Option will receive a cash payment equal to the product of (i) the excess, if any, of the average of the highest and lowest market prices for a share of Common Stock, as reported on the NYSE on the last trading day immediately prior to the Effective Time, over the exercise price of such Company Option, and (ii) the number of shares of Common Stock covered by such Company Option. There are Company Options held by executive officers and directors outstanding under the Company Stock Option Plans to acquire an aggregate of 4,784,906 shares of Common Stock. The exercise price of these Company Options is in excess of $16.50, and accordingly, no payments will be due in respect of such Company Options.

  Current Employment Agreements and Other Employment Arrangements. Pursuant to an employment agreement between the Company and Jon W. Rotenstreich dated April 19, 1993 (when the Company was still a subsidiary of Transamerica Corporation), Mr. Rotenstreich's employment by the Company commenced on April 27, 1993, and ends on the earlier of (i) the fourth anniversary of such date, or (ii) the first day of the month next following Mr. Rotenstreich's 65th birthday. The employment period is automatically extended each year unless Mr. Rotenstreich or the Company gives written notice to the contrary. Upon a Change of Control (defined to include Stockholder approval of the Merger Agreement), the employment period will be extended to the earlier of (i) the fourth anniversary of the Change of Control or (ii) the first day of the month next following Mr. Rotenstreich's 65th birthday. Under the employment agreement, Mr. Rotenstreich received a non-qualified Company Option to purchase 3,500,000 shares of Common Stock at a per share exercise price of $22.625. Such Company Option has a ten-year term and became exercisable with respect to 100% of the aggregate number of underlying shares on October 19, 1996. If, prior to a Change of Control, the Company terminates Mr.

Rotenstreich's employment (other than for cause or disability), or he terminates his employment under circumstances that qualify as "good reason", he would be paid in a lump sum his accrued base salary, plus the base salary for the period from the date of termination through the end of the employment period and any previously deferred amounts. If, after a Change of Control, the Company terminates Mr. Rotenstreich's employment (other than for cause or disability), or he terminates his employment for good reason, he will be entitled to, among other things, (i) the base salary through the date of termination, (ii) a severance payment equal to three times the base salary,
(iii) any deferred compensation and accrued vacation not yet paid by the Company, (iv) a special retirement benefit equal to the difference between (a) the retirement benefits Mr. Rotenstreich would have received if he had remained employed by the Company for the remainder of the employment period and (b) the actual benefit that he will receive and (v) continued participation during such four-year period in the benefit plans and arrangements (including, but not limited to incentive, savings, retirement, welfare, vacation and fringe benefits) that he was eligible for prior to his employment termination. If any payment or distribution to Mr. Rotenstreich would be subject to any "golden parachute payment" excise tax or similar tax, then he will be entitled to receive an additional gross-up payment in an amount such that after payment of all taxes by Mr. Rotenstreich attributable to such additional gross-up payment, he retains an amount equal to the excise tax imposed upon such parachute payments. The Company and Mr. Rotenstreich have mutually agreed, with the consent of Fairfax, that Mr. Rotenstreich's employment with the Company will terminate at the Effective Time and, in full settlement of the Company's obligations to Mr. Rotenstreich under his employment agreement, the Company will pay to Mr. Rotenstreich at the Effective Time an amount equal to 2.99 times Mr. Rotenstreich's "base amount" (determined pursuant to Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended) reduced by $200,000, which amount is estimated to be $7,179,155 (less applicable withholding taxes), subject to verification by the Company's independent auditors.

  Pursuant to an employment agreement dated August 18, 1998, between the Company and Mary Hennessy, in the event that Ms. Hennessy's employment is terminated by the Company without cause, or she terminates her employment for good reason, a severance payment is payable at termination in the amount of $2,500,000; provided that if any such termination occurs within two years of a Change of Control (defined to include the consummation of the Merger), the amount of the severance payment will be $3,000,000. If any payment or distribution to Ms. Hennessy would be subject to any "golden parachute payment" excise tax or similar tax, then she will be entitled to receive an additional gross-up payment in an amount such that after payment of all taxes by Ms. Hennessy attributable to such additional gross-up payment, she retains an amount equal to the excise tax imposed upon such parachute payments. The aggregate amount that would be payable in cash to Ms. Hennessy upon termination after a Change in Control is estimated to be $4,200,000, which includes such excise tax amount. At the request of Ms. Hennessy, and with the consent of Fairfax, Ms. Hennessy's employment with the Company will terminate at the Effective Time. In connection therewith, the Company will pay to Ms. Hennessy at the Effective Time the cash amount payable upon termination after a Change of Control referred to above (less applicable withholding taxes).

  Pursuant to an employment arrangement between the Company and Mr. Michael G. Wacek, Mr. Wacek is entitled to receive the difference between $2 million and the product of the number of Restricted Shares held by him, which is 59,926 shares, and the Merger Consideration. The aggregate consideration that would be received by him in respect of these Restricted Shares is $1,011,221.

  Retention and Separation Program for Certain Executives. Under this plan, which became effective as of June 18, 1998, each designated participant (each an officer or key employee) will be entitled to receive special severance benefits (in lieu of normal severance) if his or her employment with the Company or its affiliates is terminated under specified circumstances within two years following a Change in Control of the Company (defined to include consummation of the Merger). The amount of each participant's special severance has been determined by the Compensation Committee of the Board of Directors. In addition to this severance benefit, each participant will be entitled to receive an amount equal to the sum of (x) the unvested portion (if any) of his or her accounts under the Company's qualified and nonqualified defined contribution plans and (y) the contributions which the Company would have made or credited to such participant's plan accounts (based upon the amounts contributed or credited to such accounts in the year prior to the year in which the participant terminates employment, or, in the case of qualified and nonqualified savings (401(k)) accounts, based upon the then current employer matching contributions being made to such accounts) for a specified period following employment termination. The participant will also be eligible to continue to participate (on the same basis as if still actively employed) in the Company's health, dental and life insurance plans for a finite period following employment termination. The maximum aggregate amount of severance benefits that would be payable in cash pursuant to this severance plan is approximately $15,722,000.

  In addition, pursuant to a Retention and Bonus Plan approved by the Board in July 1998, the designated participants are entitled to certain payments if they continue their employment until the earlier of June 30, 2000 or a Change of Control of the Company (defined to include consummation of the Merger). The maximum aggregate amount of benefits that would be payable in cash pursuant to this plan is approximately $4,950,000.

  Officers' and Directors' Indemnification; Insurance. In the Merger Agreement, Fairfax and Merger Sub have agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of current or former directors or officers of the Company and its subsidiaries (such persons, "Company Indemnified Parties"), as provided in their respective Certificates of Incorporation, bylaws, similar organizational documents, indemnification agreements or otherwise, will survive the Merger and continue in full force and effect for a period of not less than six years from the Effective Time. Fairfax and Merger Sub have also agreed to cause to be maintained, for a period of not less than six years from the Effective Time, the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers on the date on which the Merger Agreement was executed, provided that the annual premium for such policy is not in excess of 150% of the last premium paid prior to execution of the Merger Agreement.

                   CERTAIN TAX CONSEQUENCES TO STOCKHOLDERS

  The following is a summary of certain United States federal income tax consequences of the Merger to holders of Common Stock and Preferred Stock. This summary does not address all of the federal income tax consequences applicable to the personal circumstances of holders of Common Stock or Preferred Stock or to taxpayers who are subject to special treatment under federal income tax law. In particular, the following may not apply to holders who acquired Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company. In addition, this summary does not address the tax consequences of the Merger under applicable state, local or foreign laws. EACH HOLDER OF COMMON STOCK OR PREFERRED STOCK SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

  The receipt of cash by holders of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes. A holder of Common Stock generally will recognize gain or loss in an amount equal to the difference between the Merger Consideration received by such holder and such holder's adjusted tax basis in the Common Stock. That gain or loss generally will be capital gain or loss if the Common Stock is held as a capital asset at the Effective Time.

  A holder of Common Stock (other than certain exempt holders) may be subject to 31% backup withholding on payment of the Merger Consideration unless such holder (i) provides its TIN and certifies that such number is correct, (ii) certifies as to no loss of exemption from backup withholding and (iii) otherwise complies with the applicable requirements of the backup withholding rules. A holder of Common Stock who does not comply with these rules may be subject to a penalty imposed by the Internal Revenue Service.

  There will be no tax consequences to holders of Preferred Stock who receive preferred stock of the Surviving Corporation with identical terms in connection with the Merger. Holders of Preferred Stock who exercise statutory dissenters' rights and receive cash payment in exchange for their shares will be taxable in the same manner as holders of Common Stock who receive cash in the Merger.

                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

  The following table sets forth information regarding beneficial ownership, as of February 1, 1999, and within the meaning of Rule 13d-3 under the Exchange Act, of Common Stock by directors of the Company, the five most highly compensated executive officers of the Company or its subsidiaries (based on salary and bonus amounts for the year ended December 31, 1998), and the directors and executive officers as a group. Since the table reflects beneficial ownership determined pursuant to the applicable rules of the SEC, the information is not necessarily indicative of beneficial ownership for any other purpose.

                                     Amount and
                                       Nature                       Percent of
                                    of Beneficial                  Outstanding
                                      Ownership                    Common Stock
                                    -------------                  ------------
Name of Director
Jon W. Rotenstreich................   3,993,308(2)(4)                  7.8%
                                               (5)(6)(7)
Mary R. Hennessy...................     148,461(2)(4)                    *
                                               (5)(7)(8)
George B. Beitzel..................      58,557(2)(9)                    *
Joel S. Ehrenkrantz................      57,271(2)(10)                   *
George D. Gould....................      16,271(2)(3)                    *
The Rt. Hon. Lord Moore............       6,504(2)                       *
William W. Priest, Jr..............      19,671(2)                       *
Ann W. Richards....................      12,108(2)                       *
Harold Tanner......................      50,271(2)                       *
Name of Executive Officer
 (information as to Jon W.
  Rotenstreich and Mary R. Hennessy
  set forth above)
Orest B. Stelmach..................      94,306(2)(4)(5)                 *
Michael G. Wacek...................     110,176(2)(5)(7)                 *
Lon P. McClimon....................     124,910(2)(4)(5)(7)              *
All Directors and Executive
 Officers as a group
 (15 persons, including those named
  above)...........................   4,753,777(2)(3)(4)(5)(6)         9.3%
                                                 (7)(8)(9)(10)(11)

--------
*  Less than one percent.

(1) Beneficial ownership as reported in the table above has been determined from information supplied to the Company by the named persons and in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, the named director or executive officer has sole voting and investment power with respect to the shares listed as beneficially owned.

(2) Includes shares which may be acquired upon the exercise of outstanding Company Options that are currently exercisable or that will become exercisable within 60 days after February 1, 1999 as follows:
    Mr. Rotenstreich--3,615,334; Ms. Hennessy--130,000; Mr. Beitzel--6,808; Mr. Ehrenkrantz--6,808; Mr. Gould--6,808; Lord Moore--4,316; Mr. Priest-- 6,808; Ms. Richards--6,808; Mr. Tanner--6,808; and all executive officers and directors as a group--4,079,406. Company Options do not have voting power and are generally not transferable. Does not take into account any changes that would result on a change of control. According to the terms of the Merger Agreement, a holder of such Company Options is entitled to receive only the excess of $16.50 over the exercise price for each share covered by the Company Option. In each case, the exercise price is greater than $16.50.

(3) Includes 1,000 shares held in the name of Mr. Gould's spouse as to which he disclaims beneficial ownership.

(4) Includes shares allocated as of September 30, 1998 under the trust established to hold the assets of the Company's Employee Stock Ownership Plan ("ESOP") to individual accounts as follows: Mr. Rotenstreich--484; Ms. Hennessy--202; Mr. Stelmach--484; Mr. McClimon--482; and all executive officers and directors as a group--2,420. Each ESOP participant has pass-through voting rights for the number of shares credited to the participant's account. If participants do not exercise their voting rights, the ESOP Trustee votes those shares in the same proportion as ESOP shares that have been voted by remaining participants. Shares credited to an ESOP participant's account are not transferable while the participant is an employee of the Company.

(5) Includes shares allocated as of September 30, 1998 under the TIG Holdings, Inc. Common Stock Fund established under the Company's Diversified Savings and Profit Sharing Plan (the "Plan") to individual accounts as follows:
    Mr. Rotenstreich--3,942; Ms. Hennessy--717; Mr. Stelmach--271; Mr. Wacek-- 250; Mr. McClimon--493; and all executive officers and directors as a group--8,739. Each Plan participant has pass-through voting rights for the number of shares credited to the participant's account. If participants do not exercise their voting rights, the Plan Trustee votes those shares in the same proportion as Plan shares that have been voted by remaining participants, unless otherwise required by applicable law or regulation. Shares credited to a Plan participant's account are not transferable until such shares have vested.

(6) Includes 34,558 shares held by the Rotenstreich Family 1993 Trust for the benefit of Mr. Rotenstreich's children, for which trust Mr. Rotenstreich's spouse acts as trustee.

(7) Includes shares of restricted Common Stock awarded pursuant to the 1993 and 1996 Long Term Incentive Plans as follows: Mr. Rotenstreich--23,251; Ms. Hennessy--16,742; Mr. Stelmach--22,758; Mr. Wacek--59,926; Mr.
    McClimon--13,669; and all executive officers and directors as a group-- 138,595. Shares of restricted Common Stock may be voted by the holders thereof, but such shares are not transferable until the restrictions have lapsed.

(8) Includes 800 shares held in the name of Ms. Hennessy's spouse as to which she disclaims beneficial ownership.

(9) Includes 8,800 shares held in the name of Mr. Beitzel's spouse as to which he disclaims beneficial ownership. Also includes an aggregate of 28,400 shares held in trusts for the benefit of Mr. Beitzel's children; Mr. Beitzel is the trustee as to 14,200 shares and Mr. Beitzel's spouse is the trustee as to the remaining 14,200 shares. Mr. Beitzel disclaims beneficial ownership as to all 28,400 of such shares.

(10) Includes 2,000 shares held in the name of Mr. Ehrenkranz's spouse as to which he disclaims beneficial ownership. Includes 5,000 shares held by a partnership with respect to which Mr. Ehrenkranz and his spouse have sole investment and voting power. Mr. Ehrenkranz disclaims beneficial ownership as to 4,950 of such shares.

(11) Includes 400 shares held in the name of the children and spouse of an executive officer as to which the executive officer disclaims beneficial ownership.

Other Ownership of Common Stock

  The following table lists all persons known by the Company to be the beneficial owner of more than five percent of the Common Stock outstanding as of February 1, 1999, other than Mr. Rotenstreich, whose ownership is reported in the table under the heading "Security Ownership of Directors and Executive Officers".

                                                                   Percent of
                                             Amount and Nature of Outstanding
Name and Address                             Beneficial Ownership Common Stock
----------------                             -------------------- ------------
Loomis, Sayles & Company, L.P. .............      3,557,800(1)        6.9%
  One Financial Center
  Boston, Massachusetts 02111

Merrill Lynch & Co., Inc. ..................      5,099,704(2)        9.9%
  Merrill Lynch Asset Management Group
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10381

John A. Levin & Co., Inc. ..................      2,804,838(3)        5.5%
  One Rockefeller Plaza 25th Floor
  New York, New York 10022

Brion Properties............................      5,053,400(4)        9.8%
  Elizabeth Catherine Frame Trust
  William E. Lobeck, Jr.
  Archer McWhorter
  McWhorter Family Trust
  MLPF&S Custodian FBO William E. Lobeck Jr.
  Individual Retirement Account
  Sleepy Lagoon Ltd.
  Alvin E. Swanner
  Swanner Family Trust
  Kathryn L. Taylor
  1132 South Lewis
  Tulsa, Oklahoma 74104

Greenhaven Associates, Inc. ................      2,843,100(5)        5.5%
  Three Manhattan Road
  Purchase, New York 10022

--------
(1) As reported on Schedule 13G, dated February 12, 1998, filed by Loomis, Sayles & Company, L.P. ("Loomis"), an investment advisor. Of the shares reported, Loomis reports sole voting power as to 1,612,409 shares and shared dispositive power as to 3,577,800 shares.

(2) As reported on Amendment No. 1 to its Schedule 13G, dated February 1, 1999, filed jointly on behalf of Merrill Lynch & Co., Inc. ("ML&Co.") and Merrill Lynch Asset Management Group ("AMG"). ML&Co. is a parent holding company. AMG is an operating division of ML&Co. consisting of ML&Co.'s indirectly-owned asset-management subsidiaries. Merrill Lynch Asset Management L.P. ("MLAM"), an investment adviser, and Hotchkis and Wiley, a division of MLAM, are the asset management subsidiaries that hold the shares which are the subject of the filing. ML&Co. and AMG report shared voting and dispositive power as to 5,099,704 shares.

(3) As reported on Amendment No. 1 to its Schedule 13G, dated February 13, 1998, filed jointly on behalf of John A. Levin & Co., Inc. ("Levin & Co.") and Baker, Fentress & Company ("Baker Fentress"). Baker Fentress is the indirect owner of Levin & Co., an investment adviser which holds the shares reported for the accounts of its investment advisory clients. Of the shares reported, each of Levin & Co. and Baker Fentress reports sole voting power as to 350,160 shares, sole dispositive power as to 350,088 shares, shared voting power as to 1,284,700 shares, and shared dispositive power as to 2,804,838 shares.

(4) As reported on Schedule 13D, dated December 9, 1998, filed by Brion Properties, the Elizabeth Catherine Frame Trust, William E. Lobeck, Jr., Archer McWhorter, the McWhorter Family Trust, MLPF&S Custodian FBO William
    E. Lobeck, Jr. Individual Retirement Account, Sleepy Lagoon Ltd., Alvin E. Swanner, the Swanner Family Trust and Kathryn L. Taylor. Each of such holders reports shared power to vote and to dispose of the shares.

(5) As reported on Schedule 13G, dated October 15, 1998, filed by Greenhaven Associates, Inc. ("Greenhaven"), Greenhaven has investment discretion with respect to all shares beneficially owned and has sole power to vote to the extent of 386,000 shares. Clients of Greenhaven are the direct owners of all other shares reported as beneficially owned. Such clients have the sole right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of such securities. No such client has an interest that relates to more than 5% of the shares.

                                  LITIGATION

  On December 9, 1998, a purported shareholder class action was commenced in the Delaware Court of Chancery against the Company, its directors and Fairfax. The complaint alleges, inter alia, that the consideration to be paid pursuant to the Merger Agreement is unfair and inadequate and that the terms of the Merger Agreement were arrived at without a full and thorough investigation by the directors. The complaint seeks injunctive relief, including a judgment enjoining the transaction, and the award of unspecified compensatory damages. The Company believes that the action is without merit and intends to defend the action vigorously.

                         MARKET PRICES OF COMMON STOCK

  The Common Stock is listed on the NYSE and is traded under the symbol "TIG". The following table sets forth, for the periods indicated, the high and low sales price per share of Common Stock traded on the NYSE, as reported on the NYSE Composite Transaction Tape:

                                                                 High     Low
                                                               -------- --------
Year Ended December 31, 1996
First Quarter................................................. $34.2500 $26.0000
Second Quarter................................................  33.6250  28.5000
Third Quarter.................................................  30.7500  27.0000
Fourth Quarter................................................  34.3750  28.5000
Year Ended December 31, 1997
First Quarter................................................. $38.0000 $31.5000
Second Quarter................................................  32.3750  26.3750
Third Quarter.................................................  35.1250  30.0000
Fourth Quarter................................................  36.5625  30.8750
Year Ended December 31, 1998
First Quarter................................................. $34.3750 $24.5625
Second Quarter................................................  27.7500  22.6250
Third Quarter.................................................  24.9375  12.5000
Fourth Quarter................................................  16.5000  11.6250
Year Ended December 31, 1999
First Quarter (through February 3, 1999)...................... $16.0625 $15.4375

  On November 30, 1998, the last full trading day prior to the Board authorizing management of the Company to enter into negotiations with Fairfax with respect to its merger proposal, the reported closing sale price per share of Common Stock on the NYSE was $14.0625. On December 3, 1998, the last full trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of Common Stock on the NYSE was $15.8125. On February 3, 1999, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of Common Stock on the NYSE was $16.0000. Stockholders are urged to obtain current information with respect to the price of the Common Stock.

                     SELECTED CONSOLIDATED FINANCIAL DATA

The Company

  The following table sets forth selected consolidated financial data for the Company for the periods indicated. The data set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, incorporated by reference herein. See "Incorporation of Certain Documents by Reference". The selected consolidated financial data at and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 are derived from the consolidated financial statements of the Company. The selected consolidated financial data at September 30, 1998 and for the nine months ended September 30, 1998 and 1997 are derived from the unaudited condensed consolidated financial statements of the Company, which have been prepared on the same basis as the Company's audited consolidated financial statements and, in the opinion of management, contain all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 1998 may not be indicative of results for the full year. All this information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                           Nine Months
                              Ended
                          September 30,            Year Ended December 31,
                          ---------------- ----------------------------------------------
                           1998      1997   1997       1996      1995     1994     1993
                          ------    ------ -------    -------  --------  -------  -------
                           (Unaudited)       (In millions, except per share data)
Consolidated Results:
 Net Premium earned.....  $1,117    $1,092  $1,466     $1,539    $1,618   $1,549  $ 1,542
 Net investment income..     184       219     290        290       268      249      241
 Net investment and
  other gain (loss).....       2         6       1         (4)      (11)     (20)      98
                          ------    ------ -------    -------  --------  -------  -------
 Total revenues.........   1,303     1,317   1,757      1,825     1,875    1,778    1,881
                          ------    ------ -------    -------  --------  -------  -------
 Insurance claims and
  operating expenses....   1,219     1,106   1,631      1,604     1,677    1,696    1,988
 Corporate expenses.....      52        30      44         37        37       37       38
 Interest expense.......      17        15      20          9         6      --       --
 Restructuring charges..     --        --      --         100       --       --        73
                          ------    ------ -------    -------  --------  -------  -------
 Total expenses.........   1,288     1,151   1,695      1,750     1,720    1,733    2,099
                          ------    ------ -------    -------  --------  -------  -------
 Income (loss) before
  tax...................  $   15    $  166 $    62    $    75  $    155  $    45  $  (218)
                          ------    ------ -------    -------  --------  -------  -------
 Net income (loss)......  $   16(1) $  115 $    52(2) $    79  $    118  $    52  $  (128)
Per Share Results:
 Basic net income (loss)
  per common share......  $ 0.29    $ 2.18 $  0.97    $  1.36  $   1.91  $  0.79  $ (2.04)
 Basic weighted average
  common shares.........    51.1      52.2    51.8       56.4      60.8     63.1     63.5
 Diluted net income per
  common share..........  $ 0.28    $ 2.10 $  0.94    $  1.32  $   1.90  $  0.78       NA
 Diluted weighted
  average common
  shares................    51.9      54.0    53.5       58.3      61.4     63.2       NA
Financial Position:
 Investments............  $4,203    $4,405  $4,192     $4,233  $  4,550   $3,919  $ 4,201
 Total assets...........  $7,296    $6,832  $6,867     $6,476  $  6,683   $6,116  $ 6,253
 Reserves for losses and
  LAE...................  $4,032    $3,691  $3,935     $3,760  $  3,886   $3,873  $ 3,845
 Notes payable..........     164       124     122        123       120      --       --
 Mandatory redeemable
  preferred stock.......  $   25    $   25 $    25    $    25  $     25  $    25  $    25
 Mandatory redeemable
  capital securities....     125       125     125        --        --       --       --
 Shareholders' equity...  $1,272    $1,219  $1,163     $1,207  $  1,376   $1,042  $ 1,203
Common Stock:
 Common shares
  outstanding net of
  treasury stock........    51.0      51.0    51.0       53.9      59.6     62.0     63.8
 Dividends declared per
  common share..........  $ 0.45    $ 0.45 $  0.60    $  0.20  $   0.20  $  0.20  $  0.05
 Book value per common
  share.................  $22.82    $23.91  $22.82     $22.41  $  23.09   $16.81  $ 18.86

--------
(1) The results of operations for the nine months ended September 30, 1998 were impacted by a number of adjustments and expenses which totaled $101 million pre-tax ($66 million after-tax).

(2) The results of operations for the year ended December 31, 1997 were impacted by a $145 million ($94 million after-tax) strengthening of current and prior year loss and loss adjustment expense reserves by the Reinsurance Division in December 1997.

1998 Fourth Quarter Earnings

  Fourth Quarter Operating Results. Net loss for the fourth quarter of 1998, was $7.6 million, or $0.16 per basic common share, compared to a net loss of $62.7 million, or $1.24 per basic common share, during the same period in 1997. The results include realized after-tax net investment losses of $8.5 million, or $0.17 per basic common share, in the fourth quarter of 1998 as compared to realized after-tax net investment losses of $3.0 million, or $0.06 per basic common share, in the fourth quarter of 1997.

  Excluding net investment losses, income from operations for the fourth quarter of 1998 was $0.9 million, or $0.01 per diluted common share, compared with a net loss of $59.7 million, or $1.18 per basic common share, for the fourth quarter of 1997. The fourth quarter 1997 results include a pre-tax loss reserve charge of $145 million, or $1.85 per basic common share after tax, at TIG Reinsurance Company, a wholly owned reinsurance subsidiary of TIG Insurance Company. Total revenues in the fourth quarter of 1998 were $367.7 million compared to $440.3 million for the corresponding quarter in 1997.

  The decline in income from operations, excluding net investment gains and losses and the 1997 loss reserve charge, was due primarily to:

    . Provision for severance payments associated with 1998 staff changes;

    . Lower investment income as a result of a repositioned portfolio, lower interest rates and increased interest expense on funds held relating to finite reinsurance contracts;

    . Expenditures related to corporate systems and other projects completed in 1998; and

    . Continued competitive conditions in the insurance and reinsurance markets.

  Full Year Operating Results. Net income for the full year 1998 was $8.5 million, or $0.13 per diluted common share, compared with $52.3 million, or $0.94 per diluted common share, for the same period in 1997. Excluding net investment gains and losses, income from operations for the full year 1998 was $16.0 million, or $0.28 per diluted common share, compared with $51.0 million, or $0.92 per diluted common share, for the same period in 1997. Total revenues for 1998 were $1.67 billion compared to $1.76 billion for 1997. Revenues for 1997 include $284.8 million of earned premium from the Independent Agents business sold effective December 31, 1997.

  Total investment assets were $3.9 billion at December 31, 1998, compared with total investment assets of $4.2 billion at December 31, 1997. Shareholders' equity was $1.1 billion at December 31, 1998, or $22.10 per common share, including unrealized after-tax investment gains of $87 million, compared to shareholders' equity of $1.2 billion at December 31, 1997, or $22.82 per common share, including unrealized after-tax investment gains of $98 million.

Fairfax

  Fairfax has advised the Company that it does not consider the financial condition or results of operations of Fairfax to be material for the exercise of prudent judgment by the Stockholders in determining whether or how to vote on the adoption of the Merger Agreement. Accordingly, financial data for Fairfax has not been provided.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the SEC are incorporated into this Proxy Statement by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 27, 1998 (the "Company's 1997 10-K");

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed on May 14, 1998;

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed on August 14, 1998;

    4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed on November 13, 1998, and as amended on November 17, 1998;

    5. The portions of the Company's Proxy Statement dated March 27, 1998 that have been incorporated by reference in the Company's 1997 10-K; and

    6. The Company's Current Reports on Form 8-K, filed on December 4, 1998 and December 16, 1998.

  All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of the filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any of or all the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: William H. Huff III, Secretary, TIG Holdings, Inc., 65 East 55th Street, 28th Floor, New York, New York 10022, (212) 446-2703.

                             INDEPENDENT AUDITORS

  The consolidated financial statements of the Company appearing in the Company's 1997 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

  A representative of Ernst & Young LLP will be at the Special Meeting to answer questions by Stockholders and will have the opportunity to make a statement, if so desired.

                             STOCKHOLDER PROPOSALS

  The Company will hold a 1999 Annual Meeting only if the Merger is not consummated. In the event of such a meeting, in order to have been considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders, stockholder proposals must have been received by the Company at its principal executive offices not later than December 11, 1998; provided, however, that in the event that the date of the 1999 Annual Meeting is advanced by more than twenty days, or delayed by more than seventy days, from April 30, 1999, notice by the stockholder to be timely must be delivered not earlier than ninety days prior to the meeting and not later than the close of business on the later of seventy days prior to the meeting or ten days following the date on which public announcement of the date of such meeting is first made.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     Among

                       FAIRFAX FINANCIAL HOLDINGS LIMITED

                                   FFHL INC.

                                      and

                               TIG HOLDINGS, INC.

                          Dated as of December 3, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 Section                                                                    Page
 -------                                                                    ----
                                   ARTICLE I

                                   The Merger

  1.01.  The Merger.......................................................   A-1
  1.02.  Effective Time; Closing..........................................   A-1
  1.03.  Effect of the Merger.............................................   A-1
  1.04.  Certificate of Incorporation; By-Laws............................   A-1
  1.05.  Directors and Officers...........................................   A-2

                                   ARTICLE II

                     Exchange and Conversion of Securities

  2.01.  Conversion of Securities.........................................   A-2
  2.02.  Payment for Company Common Stock.................................   A-2
  2.03.  Stock Transfer Books.............................................   A-4
  2.04.  Dissenting Shares................................................   A-4
  2.05.  Stock Options; Restricted Stock..................................   A-4

                                  ARTICLE III

                 Representations and Warranties of the Company

  3.01.  Organization and Qualification; Subsidiaries.....................   A-5
  3.02.  Certificate of Incorporation and By-Laws.........................   A-6
  3.03.  Capitalization...................................................   A-6
  3.04.  Authority Relative to this Agreement.............................   A-6
  3.05.  No Conflict; Required Filings and Consents.......................   A-7
  3.06.  Permits; Regulation..............................................   A-7
  3.07.  SEC Filings; Financial Statements................................   A-7
  3.08.  Absence of Certain Changes or Events.............................   A-8
  3.09.  Absence of Litigation............................................   A-9
  3.10.  Employee and Labor Matters.......................................   A-9
  3.11.  Intellectual Property............................................  A-10
  3.12.  Taxes............................................................  A-10
  3.13.  Material Contracts...............................................  A-10
  3.14.  Recommendation of Board of Directors; Vote Required..............  A-11
  3.15.  Opinion of Financial Advisors....................................  A-11
  3.16.  Brokers..........................................................  A-11
  3.17.  Proxy Statement..................................................  A-11

                                   ARTICLE IV

            Representations and Warranties of Fairfax and Merger Sub

  4.01.  Organization and Qualification...................................  A-11
  4.02.  Authority Relative to this Agreement.............................  A-11
  4.03.  No Conflict; Required Filings and Consents.......................  A-12
  4.04.  Brokers..........................................................  A-12
  4.05.  Proxy Statement..................................................  A-12
  4.06.  Interim Operations of Merger Sub.................................  A-12
  4.07.  Financing........................................................  A-12
  4.08.  Insurance Regulatory Approvals...................................  A-12

 Section                                                                   Page
 -------                                                                   ----
                                   ARTICLE V

                     Conduct of Business Pending the Merger

  5.01.  Conduct of Business by the Company Pending the Merger...........  A-13

                                   ARTICLE VI

                             Additional Agreements

  6.01.  Stockholders' Meeting...........................................  A-14
  6.02.  Proxy Statement.................................................  A-14
  6.03.  Appropriate Action; Consents; Filings...........................  A-15
  6.04.  Access to Information; Confidentiality..........................  A-16
  6.05.  No Solicitation.................................................  A-16
  6.06.  Directors' and Officers' Indemnification and Insurance..........  A-18
  6.07.  Notification of Certain Matters.................................  A-18
  6.08.  Public Announcements............................................  A-18
  6.09.  Employee Matters................................................  A-19

                                  ARTICLE VII

                            Conditions to the Merger

  7.01.  Conditions to the Obligations of Each Party.....................  A-19
  7.02.  Conditions to the Obligations of Fairfax and Merger Sub.........  A-20
  7.03.  Conditions to the Obligations of the Company....................  A-20

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

  8.01.  Termination.....................................................  A-20
  8.02.  Effect of Termination...........................................  A-21
  8.03.  Fees and Expenses...............................................  A-21
  8.04.  Amendment.......................................................  A-21
  8.05.  Waiver..........................................................  A-22

                                   ARTICLE IX

                               General Provisions

  9.01.  Non-Survival of Representations, Warranties and Agreements .....  A-22
  9.02.  Notices ........................................................  A-22
  9.03.  Certain Definitions.............................................  A-23
  9.04.  Severability....................................................  A-23
  9.05.  Entire Agreement; Assignment....................................  A-23
  9.06.  Parties in Interest.............................................  A-23
  9.07.  Governing Law...................................................  A-23
  9.08.  Headings........................................................  A-23
  9.09.  Obligations of Fairfax..........................................  A-24
  9.10.  Counterparts....................................................  A-24
  9.11.  Further Assurances..............................................  A-24
  9.12.  Enforcement.....................................................  A-24

                             Index of Defined Terms

Defined Term                                              Location of Definition
------------                                              ----------------------
acquisition proposal.....................................     Section 6.05(a)
affiliate................................................     Section 9.03(a)
Agreement................................................     Recitals
Blue Sky Laws............................................     Section 3.05(b)
business day.............................................     Section 9.03(b)
capital securities.......................................     Section 3.01
Certificate of Merger....................................     Section 1.02
Certificates.............................................     Section 2.01(a)
Code.....................................................     Section 2.02(f)
Company..................................................     Recitals
Company Class A Stock....................................     Section 3.03
Company Common Stock.....................................     Section 2.01(a)
Company Disclosure Schedule..............................     Article III
Company Financial Advisor................................     Section 3.15
Company Indemnified Parties..............................     Section 6.06(a)
Company Material Adverse Effect..........................     Section 3.01
Company Option...........................................     Section 2.05(a)
Company Permits..........................................     Section 3.06
Company Preferred Stock..................................     Section 2.01(b)
Company Representatives..................................     Section 6.05(a)
Company SEC Reports......................................     Section 3.07(a)
Company Stock Option Plans...............................     Section 2.05(a)
Company Stockholder Approval.............................     Section 3.14
Confidentiality Agreement................................     Section 6.04(c)
control..................................................     Section 9.03(c)
D&O Insurance............................................     Section 6.06(a)
Delaware Law.............................................     Recitals
Dissenting Shares........................................     Section 2.04(a)
Effective Time...........................................     Section 1.02
ERISA....................................................     Section 3.10(a)
ESOP.....................................................     Section 6.09(c)
Exchange Act.............................................     Section 3.05(b)
Exchange Agent...........................................     Section 2.02(a)
Exchange Fund............................................     Section 2.02(a)
Expenses.................................................     Section 8.03(c)
Fairfax..................................................     Recitals
Fairfax Material Adverse Effect..........................     Section 4.01
Governmental Authority...................................     Section 3.05(b)
HSR Act..................................................     Section 3.05(b)
independent counsel......................................     Section 6.01
IRS......................................................     Section 3.10
Laws.....................................................     Section 3.05(a)
Maximum Premium..........................................     Section 6.06(a)
Material Contracts.......................................     Section 3.13
Merger...................................................     Recitals
Merger Consideration.....................................     Section 2.01(a)
Merger Sub...............................................     Recitals
Notice of Superior Proposal..............................     Section 6.05(b)
Payment Time.............................................     Section 2.05(d)

Defined Term                                              Location of Definition
------------                                              ----------------------
person...................................................     Section 9.03(d)
Per Share Amount.........................................     Section 2.05(a)
Plans....................................................     Section 3.10(a)
Pre-Transaction Service..................................     Section 6.09(b)
Proxy Statement..........................................     Section 6.02(a)
Recommendation...........................................     Section 3.14
Representatives..........................................     Section 6.04(a)
Restricted Share.........................................     Section 2.05(b)
Restricted Share Unit....................................     Section 2.05(c)
SEC......................................................     Section 3.01
Securities Act...........................................     Section 3.05(b)
Shares...................................................     Section 2.01(a)
Significant Subsidiary...................................     Section 3.01
Stockholders' Meeting....................................     Section 6.01
subsidiary/subsidiaries..................................     Section 9.03(e)
Subsidiary/Subsidiaries..................................     Section 3.01
Successor Program........................................     Section 6.09(c)
Superior Proposal........................................     Section 6.05(b)
Surviving Corporation....................................     Section 1.01
Surviving Corporation Preferred Stock....................     Section 2.01(b)
Tax/Taxes................................................     Section 3.12(a)
Terminating Company Breach...............................     Section 8.01(g)
Terminating Fairfax Breach...............................     Section 8.01(f)
Termination Fee..........................................     Section 8.03(b)
1993 Plan................................................     Section 2.05(a)
1996 Directors Plan......................................     Section 2.05(a)
1996 Plan................................................     Section 2.05(a)

  AGREEMENT AND PLAN OF MERGER dated as of December 3, 1998 (this "Agreement") among Fairfax Financial Holdings Limited, a Canadian corporation ("Fairfax"), FFHL Inc., a Delaware corporation and a wholly owned subsidiary of Fairfax ("Merger Sub"), and TIG Holdings, Inc., a Delaware corporation (the "Company").

  WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Fairfax and the Company propose to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

  WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the other transactions contemplated hereby and declared their advisability and (iii) recommended that the stockholders of the Company adopt this Agreement; and

  WHEREAS, Fairfax, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Fairfax, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined below in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

  Section 1.02. Effective Time; Closing. As promptly as practicable, and in no event later than the fifth business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto) the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or other appropriate documents (in any case, the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law and shall make all other filings or recordings required under Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022 (or such other place as the parties may agree).

  Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

  Section 1.04. Certificate of Incorporation; By-Laws.

  (a) At the Effective Time the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

  (b) Unless otherwise determined by Fairfax prior to the Effective Time, at the Effective Time the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall, subject to Section 6.06(a) of this Agreement, be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

  Section 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II

                     Exchange and Conversion of Securities

  Section 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

    (a) each share of common stock, $0.01 par value, of the Company (the "Company Common Stock"; all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(c) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $16.50 per Share in cash, without interest thereon (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") in accordance with
  Section 2.02. As of the Effective Time, each such share of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02, without interest thereon;

    (b) each issued and outstanding share of $7.75 cumulative preferred stock, $0.01 par value, of the Company (the "Company Preferred Stock") (other than any Dissenting Shares) shall be converted into the right to receive one share of preferred stock, $0.01 par value, of the Surviving Corporation (the "Surviving Corporation Preferred Stock") which shall have terms that are identical to the Company Preferred Stock outstanding immediately prior to the Effective Time;

    (c) each Share held in the treasury of the Company and each Share owned by Fairfax or any direct or indirect wholly owned subsidiary of Fairfax or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

    (d) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  Section 2.02. Payment for Company Common Stock.

  (a) Exchange Agent. At or prior to the Effective Time, Merger Sub shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York or such other bank or trust company that may be designated by Merger Sub and is reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this
Article II through the Exchange Agent, cash necessary to make the payments of the Merger Consideration contemplated by Section 2.01(a) hereof (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the funds contemplated to be issued pursuant to Section 2.01(a) out of the Exchange Fund. Except as contemplated by Section 2.02(d) hereof, the Exchange Fund shall not be used for any other purpose.

  (b) Payment Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a ) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration without interest thereon.

  (c) Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares therefore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. If, after the Effective Time, Certificates are presented to Fairfax or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

  (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to Fairfax, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Fairfax for payment of their claim for Merger Consideration without interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Fairfax free and clear of any claims or interest of any person previously entitled thereto.

  (e) No Liability. Neither Fairfax, Merger Sub, the Company nor the Surviving Corporation shall be liable to any person in respect of cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

  (f) Withholding Rights. Each of the Surviving Corporation and Fairfax shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the "backup withholding" requirements under the United States Internal Revenue Code of 1986, as amended and the rules and regulations thereunder (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Fairfax, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Fairfax, as the case may be.

  (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving

Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without interest thereon, to which the holders thereof are entitled.

  Section 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Fairfax for any reason shall be converted into the Merger Consideration, without interest thereon.

  Section 2.04. Dissenting Shares.

  (a) Notwithstanding any provision of this Agreement to the contrary, (i) Shares that are outstanding immediately prior to the Effective Time and which are held by persons who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares and (ii) shares of Company Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by persons who shall have demanded properly in writing appraisal for such Company Preferred Stock, in each such case in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares"), shall not, in the case of Shares, be converted into or represent the right to receive the Merger Consideration or, in the case of Company Preferred Stock, be converted into or represent the right to receive Surviving Corporation Preferred Stock as provided in Section 2.01(b). Such persons shall be entitled to receive payment of the appraised value of such Shares or shares of Company Preferred Stock, as applicable, held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such Shares or shares of Company Preferred Stock, as applicable, under such Section 262, in the case of the Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such Shares, and, in the case of Company Preferred Stock, shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive Surviving Corporation Preferred Stock as provided in Section 2.01(b).

  (b) The Company shall give Fairfax (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Fairfax, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

  Section 2.05. Stock Options; Restricted Stock.

  (a) Each holder of a stock option (a "Company Option") to purchase shares of Company Common Stock pursuant to any of the Company's 1993 Long Term Incentive Plan (the "1993 Plan"), the Company's 1996 Long Term Incentive Plan (the "1996 Plan") or the Company's 1996 Non-Employee Directors Compensation Program (the "1996 Directors Plan" and together with the 1993 Plan and the 1996 Plan, the "Company Stock Option Plans"), which Company Option is outstanding immediately prior to the Effective Time (whether or not then presently exercisable), shall be entitled to receive, and shall receive, in settlement and cancellation thereof, an amount in cash equal to the product of (i) the excess, if any, of the average of the highest and lowest market prices of a Share, as reported on the NYSE on the last trading day immediately prior to the Effective Time (the "Per Share Amount"), over the exercise price of each such Company Option, and
(ii) the number of shares of Company Common Stock covered by such Company
Option.

  (b) Each unvested share of restricted Company Common Stock (a "Restricted Share") granted pursuant to the 1993 Plan or the 1996 Plan, which Restricted Share is outstanding immediately prior to the Effective Time, shall be canceled and the holder thereof shall be entitled to receive in settlement an amount in cash equal to the Merger Consideration.

  (c) Each holder of an unvested restricted share unit granted pursuant to the 1996 Directors Plan (a "Restricted Share Unit") which Restricted Share Unit is outstanding immediately prior to the Effective Time, shall be entitled to receive, and shall receive, in settlement and cancellation thereof, an amount in cash equal to the Merger Consideration.

  (d) All payments in respect of Company Options, Restricted Share Units and Restricted Shares shall be made as soon as practicable following the Effective Time, but not later than ten days after the Effective Time (the "Payment Time") and no person shall be entitled to receive any of such payments until the Payment Time. The Company Stock Option Plans shall terminate as of the Effective Time. Prior to the Effective Time, the Company shall, to the extent necessary, cause each holder of an outstanding Company Option, Restricted Share or Restricted Share Unit to consent to the cancellation of such Company Option, Restricted Share or Restricted Share Unit in consideration for the payment provided herein, and shall take such other action as may be necessary to carry out the terms of this Section 2.05.

                                  ARTICLE III

                 Representations and Warranties of the Company

  Except as disclosed in the Company SEC Reports (as defined in Section 3.07(a)) or in a separate disclosure schedule referring to the specific representations, warranties and covenants contained in this Agreement, which has been delivered by the Company to Fairfax prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Fairfax and Merger Sub that:

  Section 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (each, a "Subsidiary" and collectively, the "Subsidiaries") is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, validly existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change in or effect on the Company and the Subsidiaries that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and the Subsidiaries taken as a whole, or to prevent or materially delay the consummation of the Merger; provided that for all purposes of this Agreement the occurrence of any of the following shall be deemed not to have a Company Material Adverse Effect: any change, effect, event or occurrence relating to or resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof except as expressly provided for otherwise in this Agreement, any diminution in the amount of insurance or reinsurance business written (whether resulting from non-renewal by the other party or otherwise), any termination or amendment of existing insurance or reinsurance programs written by any Subsidiary, any adverse development in claims reserves or in reserves for unrecoverable reinsurance, any depreciation in the value of any portfolio investments, or any downgrade in the ratings assigned by any rating agency to the Company or any Subsidiary (unless such downgrade would result in any breach of or constitute a default, or an event which with notice or lapse of time or both would become a default, or give to others any right of termination, amendment, acceleration or cancellation of, any instrument or security relating to indebtedness of the Company or any Subsidiary for borrowed money of the Company or any Subsidiary (including (i) the Company Preferred Stock and (ii) the mandatorily redeemable 8.597% capital securities, the Company's guarantee thereof and the underlying junior subordinated debentures of the Company (collectively, the "capital securities"). Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 includes all Subsidiaries which as of the date of this Agreement are Significant Subsidiaries. As used in this Agreement, a "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC") or any Subsidiary that is licensed as an insurance company.

  Section 3.02. Certificate of Incorporation and By-Laws. The Company has heretofore made available to Fairfax complete and correct copies of the Restated Certificate of Incorporation and the By-laws, each as amended to date, of the Company, each of which is in full force and effect. The Company is not in violation of its Restated Certificate of Incorporation or By-laws.

  Section 3.03. Capitalization. The authorized capital stock of the Company consists of 180,000,000 shares of Company Common Stock, 856,591 shares, $0.01 par value, of Class A common stock ("Company Class A Stock") and 15,000,000 shares, $0.01 par value, of Company Preferred Stock. As of the close of business on December 2, 1998, 67,574,664 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, of which 16,258,097 were owned by the Company and the Subsidiaries, 11, 011,373 shares of Company Common Stock were reserved for future issuance pursuant to employee stock options granted pursuant to the Company Stock Option Plans, 17,301 shares of Company Common Stock were reserved for future issuance pursuant to the 1996 Directors Plan, no shares of Company Class A Stock were issued, outstanding or reserved for future issuance and 250,000 shares of Company Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable. Except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Significant Subsidiary is a party relating to the issuance of capital stock of the Company or any Significant Subsidiary or obligating the Company or any Significant Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Significant Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of or any equity interests in any Subsidiary. Each outstanding share of capital stock of each Significant Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever (excluding any effects of the provisions of applicable insurance laws).

  Section 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.14), to consummate the Merger. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the Company Stockholder Approval). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Fairfax and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

  Section 3.05. No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) subject to compliance with the actions contemplated by Section 3.05(b), conflict with or violate any U.S. (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, the capital securities, the Company Preferred Stock, the Company's 8.125% notes due 2005, or any instrument or security relating to indebtedness of the Company or any Subsidiary for borrowed money with a principal amount in excess of $10 million.

  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, agency or commission, domestic, foreign or supranational ("Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the "Exchange Act"), including the filing of the Proxy Statement (as defined in Section 6.02(a)) with the SEC, the Securities Act of 1933, as amended and the rules and regulations thereunder (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and requirements of other applicable competition laws, (iii) filing and recordation of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law and appropriate documents with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business, (iv) requisite approvals of insurance regulatory authorities,
(v) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the other transactions contemplated by this Agreement, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a Company Material Adverse Effect.

  Section 3.06. Permits; Regulation. Each of the Company and the Subsidiaries is in possession of all governmental authorizations, licenses, permits, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), the Company Permits have no restrictions that are not generally applicable in the relevant jurisdiction and no suspension or cancellation of any of the Company Permits is pending or, to the Company's knowledge, threatened, except where the failure to have, any restrictions with respect to or any suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, any Laws applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or any of the Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. This Section 3.06 does not relate to matters with respect to taxes, which are the subject of Section 3.12, or employee and labor matters, which are the subject of Section 3.10.

  Section 3.07. SEC Filings; Financial Statements.

  (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 (the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Reports, and none of the Company SEC Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and did not when filed omit any material documents required to be filed as exhibits thereto. Except to the extent that information contained in any Company SEC Report has been revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, none of the Company SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) No Subsidiary is required to file any form, report or other document with the SEC pursuant to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (except any such requirements of any Subsidiary resulting from the issuance of the capital securities).

  (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

  (d) Except (i) as reflected in the financial statements described in paragraph (c) above or in the notes thereto, (ii) as contemplated hereunder,
(iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iv) for liabilities and obligations incurred since September 30, 1998 in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, including, without limitation, with respect to prior purchases or sales of shares, assets or businesses or the funding of any pension, benefit or similar plan) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

  Section 3.08. Absence of Certain Changes or Events. Since September 30, 1998, except as contemplated by this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1998, there has not been (a) any event, change, effect or development that, individually or in the aggregate, has had a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any repurchase for value by the Company of any capital stock of the Company, other than the payment of quarterly dividends of $0.15 per Share and the payment of quarterly dividends on the Company Preferred Stock in accordance with the terms thereof; (c) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company; (d) (i) any granting by the Company or any Subsidiary to any director or executive officer of the Company or any Subsidiary of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of September 30, 1998, (ii) any granting by the Company or any Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of September 30, 1998, or (iii) any entry by the Company or any Subsidiary into any employment, severance or termination agreement with any such director or executive officer; or (e) any change in accounting methods, principles or practices by the Company materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in statutory or United States generally accepted accounting principles.

  Section 3.09. Absence of Litigation. Except as may arise in the ordinary course of the insurance and reinsurance business of the Company and its Subsidiaries in connection with insurance or reinsurance policies or agreements issued or entered into by the Company or its Subsidiaries, there is no claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any Subsidiary before any court, arbitrator or Governmental Authority, which (a) individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or
(b) seeks to delay or prevent the consummation of the Merger. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.

  Section 3.10. Employee and Labor Matters.

  (a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, program, arrangement and contract (including without limitation, any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder ("ERISA")), any severance, change in control, or employment agreements or arrangements and any equity-based compensation, bonus, or other incentive plans or arrangements maintained or contributed to by the Company or any Subsidiary, or with respect to which the Company or any Subsidiary is a party or could incur liability under section 4069, 4212(c) or 4204 of ERISA (the "Plans"). With respect to each Plan, the Company has heretofore made available to Fairfax a true and complete copy of (i) such Plan, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (iii) the most recent actuarial report or valuation (if any) relating to any Plan and (iv) the most recent determination letter, if any, issued by the IRS with respect to any Plan qualified under Section 401(a) of the Code.

  (b) None of the Plans is subject to Title IV of ERISA, and neither the Company nor any Subsidiary has incurred, or reasonably expects to incur, any direct or indirect liability under or by operation of Title IV of ERISA.

  (c) With respect to the Plans, no event has occurred, and to the knowledge of the Company there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could be subject to any liability under the terms of such Plans, ERISA, the Code or any other applicable Laws which, individually or in the aggregate, would have a Company Material Adverse Effect. Each of the Plans has been operated and administered in all respects in accordance with applicable Laws, including, but not limited to, ERISA and the Code, except where a violation of any such Law would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any qualification, except where such loss of qualification would not have, individually or in the aggregate, a Company Material Adverse Effect. No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary beyond their retirement or other termination of service, other than
(i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any Subsidiary or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

  (d) Neither the Company nor any Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Subsidiary and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Subsidiary, except where such dispute, strike, slowdown or work stoppage would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, none of the Company, any Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not have, individually or in the aggregate, a Company Material Adverse Effect.

  (e) The Company has identified in Section 3.10(e) of the Company Disclosure Schedule and has heretofore made available to Fairfax true and complete copies of (i) all severance and employment agreements with directors, executive officers, key employees or material consultants of the Company; (ii) all severance programs and policies of each of the Company and each Subsidiary with or relating to its employees; and (iii) all plans, programs, agreements and other arrangements of each of the Company and each Subsidiary with or relating to its employees which contain change in control provisions. Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any Subsidiary from the Company or any Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

  (f) None of the Plans would result, separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby), in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

  Section 3.11. Intellectual Property. The Company and each Subsidiary have the right to the use of their names, except as set forth in the Settlement Agreement dated September 5, 1995 between American International Group, Inc. and the Company.

  Section 3.12. Taxes.

  (a) For purposes of this Agreement, "Tax" or "Taxes" means all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, stamp taxes and duties, assessments or similar charges of any kind imposed by any taxing authority, including estimated payments in respect thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto).

  (b) (i) All returns and reports in respect of Taxes required to be filed by or with respect to the Company and each Subsidiary have been timely filed (taking into account any extensions of time to file) and are true, correct and complete in all material respects; (ii) the Company and each Subsidiary have paid all Taxes due, and (iii) there are no audits, examinations, investigations or other proceedings in respect of a material amount of Taxes pending or threatened in writing against the Company or any Subsidiary, and there are no deficiencies or claims for any material amount of Tax that have been asserted or proposed in writing by any Tax authority against the Company or any Subsidiary.

  Section 3.13. Material Contracts. All contracts listed as exhibits to the Company's 1997 Annual Report on Form 10-K other than contracts filed pursuant to Item 6.01(b)(10)(iii) of Regulation S-K under the Securities Act (the "Material Contracts") are valid and in full force and effect except to the extent they have previously expired in accordance with their terms and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any Subsidiary has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such Material Contract, except for defaults which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

  Section 3.14. Recommendation of Board of Directors; Vote Required. The Board of Directors of the Company has approved (there being no votes against such approval) this Agreement, the Merger and the other transactions contemplated hereby and declared their advisability and, subject to Section 6.05 hereof, has determined to recommend to its stockholders (the "Recommendation") that its stockholders vote in favor of the adoption of this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") in favor of the adoption of this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

  Section 3.15. Opinion of Financial Advisors. The Company has received the oral opinion of Goldman, Sachs & Co. (the "Company Financial Advisor") to be confirmed in writing to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Company's stockholders from a financial point of view, and the Company will promptly deliver a copy of the written opinion to Fairfax after its receipt.

  Section 3.16. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

  Section 3.17. Proxy Statement. On the date the Proxy Statement (as defined below) is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting (as defined below), the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of Fairfax or Merger Sub specifically for use in the Proxy Statement.

                                  ARTICLE IV

           Representations and Warranties of Fairfax and Merger Sub

  Fairfax and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

  Section 4.01. Organization and Qualification. Each of Fairfax and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Canada Business Corporations Act, in the case of Fairfax, or Delaware Law, in the case of Merger Sub, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, validly existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Fairfax Material Adverse Effect (as defined below). The term "Fairfax Material Adverse Effect" means any change in or effect on Fairfax and its subsidiaries that is or is reasonably likely to be materially adverse to the business, result of operations or financial condition of Fairfax and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger.

  Section 4.02. Authority Relative to this Agreement. Each of Fairfax and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. No vote of Fairfax shareholders is required to approve this Agreement or the transactions contemplated hereby. The execution and delivery of this Agreement by Fairfax and Merger Sub, the performance by Fairfax and Merger Sub of their obligations hereunder and the consummation by Fairfax and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Fairfax and Merger Sub and no other corporate proceedings on the part of Fairfax or Merger Sub are necessary to authorize this Agreement, to perform Fairfax's or Merger Sub's obligations hereunder or to consummate the

Merger. This Agreement has been duly and validly executed and delivered by Fairfax and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Fairfax and Merger Sub enforceable against each of Fairfax and Merger Sub in accordance with its terms.

  Section 4.03. No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by Fairfax and Merger Sub do not, and the performance of this Agreement by Fairfax and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation, Certificate of Incorporation or By-laws of Fairfax or Merger Sub, (ii) subject to compliance with the actions contemplated by Section 4.03(b), conflict with or violate any Law applicable to Fairfax or Merger Sub or by which any property or asset of either of them is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Fairfax Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any instrument or security relating to indebtedness of Fairfax or Merger Sub for borrowed money with a principal amount in excess of $10 million.

  (b) The execution and delivery of this Agreement by Fairfax and Merger Sub do not, and the performance of this Agreement by Fairfax and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act and the requirements of other applicable competition laws, (iii) filing and recordation of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law and appropriate documents with the relevant authorities of other states or jurisdictions in which Fairfax or Merger Sub is qualified to carry on business, (iv) requisite approvals of insurance regulatory authorities having jurisdiction over the Subsidiaries and
(v) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the other transactions contemplated by this Agreement and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not individually or in the aggregate, have a Fairfax Material Adverse Effect.

  Section 4.04. Brokers. No broker, finder or investment banker, other than Merrill Lynch & Co., is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Fairfax or Merger Sub.

  Section 4.05. Proxy Statement. The information supplied in writing by each of Fairfax and Merger Sub specifically for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders of the Company and at the time of the Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  Section 4.06. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  Section 4.07. Financing. At the Effective Time, Fairfax will have sufficient funds available to pay, or to cause Merger Sub to pay, the aggregate Merger Consideration in connection with the Merger and to pay the fees and expenses of Fairfax, Merger Sub and the Surviving Corporation related to the transactions contemplated by this Agreement.

  Section 4.08. Insurance Regulatory Approvals. Based upon prior experience and upon actual knowledge, Fairfax has no reason to expect that the requisite approvals of insurance regulatory authorities referred to in Section 7.01(b) cannot be obtained by June 30, 1999.

                                   ARTICLE V

                    Conduct of Business Pending the Merger

  Section 5.01. Conduct of Business by the Company Pending the Merger.

  (a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, it will keep Fairfax informed generally about the proposed conduct of its business (including generally renewals of its reinsurance business) and except as set forth in this Section 5.01 or
Section 5.01 of the Company Disclosure Schedule, or unless Fairfax shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, key employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or agree to do, any of the following without the prior written consent of Fairfax (such consent not to be unreasonably withheld or delayed):

    (i) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

    (ii) issue, sell, pledge, dispose of, grant or encumber to or in favor of any person other than the Company or a Subsidiary, or authorize the issuance, sale, pledge, disposition, grant or encumbrance to or in favor of any person other than the Company or a Subsidiary of, (X) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 11,011,373 Shares issuable pursuant to Company Options outstanding on the date hereof and 17,301 Shares reserved for future issuance pursuant to the 1996 Directors
  Plan) or (Y) any assets other than immaterial assets of the Company or any Subsidiary, except for sales of portfolio investments and sales in the ordinary course of business and in a manner consistent with past practice;

    (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock to or in favor of any person other than the Company or a Subsidiary other than the payment of quarterly dividends of $0.15 per Share and the payment of quarterly dividends on the Company Preferred Stock in accordance with the terms thereof;

    (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company's capital stock;

    (v) (A) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets (except portfolio investments); (B) incur any indebtedness for borrowed money (except by way of temporary bank borrowings in the ordinary course of business) or issue any debt securities or (except in the ordinary course of business) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or, except for portfolio investments, make any loans or advances (except in the ordinary course consistent with past practice); or
  (C) make any capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and the Subsidiaries taken as a whole;

    (vi) except as required under contractual agreements existing as of the date hereof, increase the compensation payable or to become payable to its directors, officers or employees generally or to any individual or group of employees, or grant any bonus, except in the ordinary course of business and consistent with past practice, grant any equity-based compensation, severance or termination pay (other than pursuant to the normal severance policy of the Company or any Subsidiary as in effect as of the date hereof) to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary;

    (vii) establish, adopt, or enter into any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or amend or modify any Plan;

    (viii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice or required actions pursuant to a change in applicable statutory or generally accepted accounting principles, with respect to accounting policies; or

    (ix) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company's balance sheet as at September 30, 1998 included in the Company SEC Reports, or subsequently incurred in the ordinary course of business and consistent with past practice.

  (b) From the date hereof to the Effective Time, the Company shall not issue any equity based compensation (including, without limitation, any Stock Options, Restricted Shares or Restricted Share Units) pursuant to the Company Stock Option Plans, or otherwise, or amend any Company Stock Option Plans except to provide for the accelerated exercisability of the Company Options.

  (c) From the date hereof to the Effective Time, the Company shall consult with Fairfax with respect to any proposed filing with the SEC pursuant to
Section 13(a) or 15(d) of the Exchange Act and shall provide Fairfax with a reasonable opportunity to review such filings prior to their being filed with the SEC.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.01. Stockholders' Meeting. As soon as reasonably practicable following the execution of this Agreement, the Company shall (i) use its reasonable best efforts to duly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the "Stockholders' Meeting") and (ii) subject to its fiduciary duties under applicable Laws as advised by independent counsel (which may be the Company's regularly engaged outside counsel) ("independent counsel") (A) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company entitled to vote on the Merger Agreement adopt this Agreement and the transactions contemplated hereby and (B) use its reasonable best efforts to obtain such adoption.

  Section 6.02. Proxy Statement.

  (a) As soon as reasonably practicable following the execution of this Agreement, with all reasonable and necessary assistance from Fairfax and Merger Sub, the Company shall prepare and file a proxy statement with the SEC under the Exchange Act relating to the Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement"), and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. The Proxy Statement shall comply in all material respects with all applicable provisions of the Exchange Act, including, without limitation, Rule 14a-9 thereunder. Fairfax, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Fairfax of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Fairfax promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Fairfax and its counsel reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC, and shall give Fairfax and its counsel reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company agrees to use its reasonable best efforts, after consultation with Fairfax and Merger Sub, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time. Fairfax and Merger Sub shall furnish any information reasonably requested by the Company which is necessary to prepare the Proxy Statement in accordance with this Section 6.02(a).

  (b) If any event shall occur as a result of which it is necessary, in the opinion of legal counsel to the Company, to amend the Proxy Statement so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly amend the Proxy Statement (in form and substance reasonably satisfactory to legal counsel to Fairfax) so that, as so amended, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Fairfax and Merger Sub shall furnish any information reasonably requested by the Company which is necessary to amend the Proxy Statement in accordance with this Section 6.02(b).

  Section 6.03. Appropriate Action; Consents; Filings.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company, Fairfax and Merger Sub shall use their best efforts to
(i) take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Fairfax, Merger Sub or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger including those listed in Section 3.05(b),
(iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authorities vacated or reversed, (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (v) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act and other competition laws and any related governmental request thereunder and (C) any other applicable Law including insurance regulatory laws; provided that Fairfax, Merger Sub and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing, and, if requested, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith; provided, in respect of each of the foregoing, it would not materially increase the cost of the Merger to Fairfax or result in material expenditures by the Company. The Company, Fairfax and Merger Sub shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

  (b) Each of Fairfax, Merger Sub and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and use, and cause its respective subsidiaries to use, their best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement or (B) disclosed or required to be disclosed in the Company Disclosure Schedule unless, in each case, it would materially increase the cost of the Merger to Fairfax or result in material expenditures by the Company.

  (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the exchange of the Company Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Fairfax or, to the knowledge of such party, Fairfax's subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

  (d) In connection with and without limiting the foregoing, the Company and Fairfax shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

  (e) Nothing set forth in this Section 6.03 shall limit or affect actions permitted to be taken pursuant to Section 6.05.

  Section 6.04. Access to Information; Confidentiality.

  (a) From the date hereof to the Effective Time, the Company shall: (i) provide to Fairfax and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Fairfax or its Representatives may reasonably request.

  (b) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

  (c) The confidentiality agreement dated August 28, 1998 between Fairfax and the Company Financial Advisor, on behalf of the Company, (the "Confidentiality Agreement") remains in full force and effect from the date hereof.

  (d) Subject to its fiduciary duties under applicable laws as advised by independent counsel, the Company agrees that it will enforce any rights it may have, and that the Company and its directors will not approve or consent to any actions which are prohibited without the approval or consent of the Company or its directors, under any confidentiality agreements to which the Company (or the Company Financial Advisor or another person on behalf of the Company) is a party.

  Section 6.05. No Solicitation. (a) The Company shall, and shall cause its Subsidiaries and their respective officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents ("Company Representatives") to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any acquisition proposal (as defined below in this Section 6.05(a)). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Company Representative to, directly or indirectly, (i) solicit or initiate, or knowingly encourage the submission of, any acquisition proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal; provided, however, that if, at any time prior to the Company Stockholder Approval, the Board of Directors of the Company determines in good faith, based upon advice of independent counsel, that not to do so would be inconsistent with its fiduciary duties under applicable Law, the

Company may, in response to an unsolicited acquisition proposal by a party which the Board of Directors of the Company believes in good faith may lead to a Superior Proposal (as defined below), and subject to compliance with Section 6.05(c), (X) furnish information to such party pursuant to a customary confidentiality agreement and (Y) participate in discussions or negotiations with such party regarding an acquisition proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Subsidiary or any Company Representative, whether or not such person is purporting to act on behalf of the Company or any Subsidiary or otherwise, shall be deemed to be a breach of this Section 6.05(a) by the Company. For purposes of this Agreement, "acquisition proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company on a consolidated basis or of over 15% of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the outstanding Company Common Stock, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary that owns a substantial portion of the assets of the Company on a consolidated basis, other than the transactions contemplated by this Agreement.

  (b) Except as set forth in this Section 6.05, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fairfax, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal other than the Merger or (iii) enter into any agreement with respect to any acquisition proposal other than the Merger. Notwithstanding the foregoing, in the event that at any time prior to the Company Stockholder Approval the Board of Directors of the Company determines in good faith, based upon advice of independent counsel, that it is necessary to do so in order to comply with its fiduciary duties under applicable Laws, the Board of Directors of the Company may (subject to this and the following sentences of this Section 6.05(b)) (x) withdraw or modify (or propose to withdraw or modify) its approval or recommendation of the Merger and this Agreement or (y) approve or recommend (or propose to approve or recommend) a Superior Proposal (as defined below) or terminate (or propose to terminate) this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any agreement with respect to any Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is at least three business days after Fairfax's receipt of written notice (a "Notice of Superior Proposal") advising Fairfax that the Board of Directors of the Company has received a Superior Proposal. The Notice of Superior Proposal shall specify the amount and type of consideration to be paid and such other terms and conditions of the Superior Proposal as the Company determines in good faith to be material and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 85% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company on a consolidated basis and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (based on the advice of a financial advisor of nationally recognized reputation), is reasonably capable of being financed by such third party.

  (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 6.05, the Company shall forthwith advise Fairfax orally and in writing of the Company's receipt of any bona fide acquisition proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any such acquisition proposal and the identity of the person making such request or acquisition proposal. The Company will keep Fairfax informed on a reasonable basis of the status and details (including amendments) of any such request or acquisition proposal, unless the Board of Directors determines in good faith, based upon advice of independent counsel, that to do so would be inconsistent with its fiduciary duties under applicable Law.

  (d) Nothing contained in this Section 6.05 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its legal duties under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.05(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an acquisition proposal other than the Merger.

  Section 6.06. Directors' and Officers' Indemnification and Insurance.

  (a) Fairfax and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of current or former directors or officers of the Company and its subsidiaries ("Company Indemnified Parties"), as provided in their respective certificates of incorporation, by-laws, similar organizational documents, indemnification agreements or otherwise, shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time. Fairfax shall cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (such 150% amount, the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Fairfax shall use all reasonable efforts to cause to be obtained as much D&O Insurance from insurance companies with comparable credit ratings as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Fairfax that the Maximum Premium is approximately $1,500,000.

  (b) This Section 6.06 is intended to benefit the Company Indemnified Parties and shall be binding on all successors and assigns of Fairfax, Merger Sub, the Company and the Surviving Corporation. Fairfax hereby guarantees the performance of the Surviving Corporation's obligations pursuant to this
Section 6.06.

  Section 6.07. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence of which would be likely to cause
(i) any representations or warranties made in this Agreement, or any information furnished in the Company Disclosure Schedule (A) which is not qualified as to materiality, not to be accurate in any material respect, or
(B) which is qualified as to materiality, not to be accurate, in each case, at the time such representation or warranty is made or such information is furnished, or (ii) any condition to the obligations of any party to effect the Merger not to be satisfied, or (b) the failure of the Company, Fairfax or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice, including the rights of Fairfax under Section 7.02 and those of the Company under Section
7.03 in the event that a representation or warranty made by the Company or Fairfax herein shall not be true and correct as of the date hereof or as of the date when made (if a different date).

  Section 6.08. Public Announcements. Fairfax and the Company shall each use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby. Neither Fairfax nor the Company shall issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE, the National Association of Securities Dealers, Inc. or any securities exchange to which Fairfax or the Company is a party.

  Section 6.09. Employee Matters.

  (a) Fairfax shall honor, or shall cause the Surviving Corporation to honor, in accordance with its terms, each employment and severance agreement of the Company in effect as of the Effective Time.

  (b) For a period of no less than one year after the Effective Time, Fairfax shall cause the Surviving Corporation to provide to each employee of the Company and its Subsidiaries salary or wage levels and incentive compensation opportunities and benefit plans and arrangements that are, in the aggregate, substantially similar (other than with respect to equity based compensation plans) to those in effect as of the Effective Time; provided that nothing herein shall require the Surviving Corporation to continue the employment of any employee of the Company and its Subsidiaries for any period of time after the Effective Time. After the Effective Time, employees of the Company and the Subsidiaries shall be credited with their service before the Effective Time with the Company and its Subsidiaries ("Pre-Transaction Service") for eligibility, vesting and benefits purposes under all benefits programs covering such employees of the Company and the Subsidiaries after the Effective Time; provided that (i) Pre-Transaction Service shall not be so credited to the extent it would result in a duplication of benefits provided to employees of the Company and the Subsidiaries and (ii) employees of the Company and the Subsidiaries need not be credited with Pre-Transaction Service for benefit accrual purposes under any defined benefit pension plan in which they subsequently participate after the Effective Time.

  (c) Following the Effective Time, Fairfax shall undertake a review of the Company's Employee Stock Ownership Plan (the "ESOP") and shall implement a modified or replacement employee benefit program (the "Successor Program"), for the benefit of those employees of the Company and its Subsidiaries who are participating in the ESOP, that is reasonably anticipated at the time of implementation to provide a level of benefits that is substantially similar (from an economic standpoint) to the level of benefits provided under the ESOP; provided, however, that Fairfax shall not be required to provide equity-based compensation under the Successor Program.

                                  ARTICLE VII

                           Conditions to the Merger

  Section 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Fairfax and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by each of the Company, Fairfax and Merger Sub of the following conditions:

    (a) the Company Stockholder Approval shall have been obtained;

    (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and all requisite insurance regulatory and other competition law approvals (other than any such approvals which, if not obtained, would not reasonably be expected to materially increase the cost of the Merger to Fairfax), shall have been obtained, (i) which approvals shall be unconditional or on conditions which would not reasonably be expected to materially increase the cost of the Merger to Fairfax or result in a Company Material Adverse Effect and (ii) in connection with which no conditions shall have been imposed which would reasonably be expected to materially increase the cost of the Merger to Fairfax or result in a Company Material Adverse Effect; and

    (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

  Section 7.02. Conditions to the Obligations of Fairfax and Merger Sub. The obligations of Fairfax and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Fairfax and Merger Sub of the condition that (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of the Company contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, except that those representations and warranties which address matters only as of a particular date prior to the date of this Agreement shall be true and correct as of such date; and (iii) Fairfax shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

  Section 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the condition that (i) Fairfax and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time;
(ii) each of the representations and warranties of Fairfax contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, except that those representations and warranties which address matters only as of a particular date prior to the date of this Agreement shall be true and correct as of such date; and (iii) the Company shall have received a certificate signed by an executive officer of Fairfax to the foregoing effect.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  Section 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

    (a) by written consent of each of Fairfax, Merger Sub and the Company;

    (b) by any of Fairfax, Merger Sub or the Company if either (i) the Effective Time shall not have occurred on or before September 30, 1999; provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

    (c) by either Fairfax or the Company, if the Company Stockholder Approval shall not have been obtained at a Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

    (d) by Fairfax, if the Board of Directors of the Company shall withdraw, modify or change the Recommendation in a manner adverse to Fairfax;

    (e) by the Company in accordance with Section 6.05(b), provided it has complied in all material respects with all provisions thereof, including the notice provisions therein;

    (f) by the Company, if Fairfax or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach of failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Fairfax of such breach (a "Terminating Fairfax Breach") (provided that the Company is not then in Terminating Company Breach (as defined in Section 8.01(g)) of any representation, warranty, covenant or other agreement contained in this Agreement); or

    (g) by Fairfax, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in
  Section 7.02, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (a "Terminating Company Breach") (provided that Fairfax or Merger Sub is not then in Terminating Fairfax Breach of any representation, warranty, covenant or other agreement contained in this Agreement).

  Section 8.02. Effect of Termination. Except as provided in Section 9.01, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Fairfax, Merger Sub or the Company or any of their respective officers or directors and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

  Section 8.03. Fees and Expenses.

  (a) Except as provided below, all fees and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Fairfax and the Company shall bear and pay one-half of the third party costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including SEC filing fees).

  (b) The Company shall reimburse Fairfax for all Expenses (up to a maximum aggregate amount of $2,000,000) if this Agreement is terminated other than pursuant to Section 8.01(a), (b), (c) (except if an acquisition proposal shall have been made public prior to the stockholder vote giving rise to such termination) or (f), and in addition, the Company shall pay Fairfax a fee of $25,500,000 (the "Termination Fee") if this Agreement is terminated other than pursuant to Section 8.01(a), (b), (c) (except if an acquisition proposal shall have been made public prior to the stockholder vote giving rise to such termination), (f), (g) or solely by reason of the failure to obtain requisite regulatory approvals otherwise than by default of the Company.

  (c) As used herein, "Expenses" means all out-of-pocket expenses and fees actually incurred by Fairfax or Merger Sub or on their behalf in connection with the Merger prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors and accountants, to Fairfax and its affiliates).

  (d) Any payment required to be made pursuant to Section 8.03(b) shall be made as promptly as practicable but not later than five business days after the final determination by Fairfax of such amount and shall be made by wire transfer of immediately available funds to an account designated by Fairfax.

  (e) In the event that the Company shall fail to pay the Termination Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred by Fairfax and its affiliates (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Termination Fee and Expenses, commencing on the date that the Termination Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%.

  Section 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the receipt of the Company Stockholder Approval, no amendment may be made that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered by the other party pursuant hereto and (c) subject to the proviso to
Section 8.04 waive compliance with any agreement of the other party or condition of the waiving party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                              General Provisions

  Section 9.01. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Section 6.06 and 6.09 shall survive the Effective Time indefinitely and those set forth in Sections 6.04(c), 6.08, 8.02, 8.03 and this Article IX shall survive termination indefinitely.

  Section 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon delivery as hereinafter set out) by delivery in person or by facsimile to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

  if to Fairfax or Merger Sub:

  95 Wellington Street West
  Suite 800
  Toronto, Ontario M5J 2N7
  Facsimile: (416) 367-2201
  Attention: Eric P. Salsberg
           Vice President, Corporate Affairs

  with a copy to:

  Shearman & Sterling
  Commerce Court West
  Suite 4405
  Toronto, Canada M5L 1E8
  Facsimile: (416) 360-2958
  Attention: Brice T. Voran, Esq.

  if to the Company:

  TIG Holdings, Inc.
  5205 North O'Connor Blvd.
  P. O. Box 152870
  Irving, Texas 75015
  Facsimile: (972) 831-6261
  Attention: President
  Attention: General Counsel

  with a copy to:

  Cravath, Swaine & Moore
  Worldwide Plaza
  825 Eighth Avenue
  New York, New York 10019-7475
  Facsimile: (212) 474-3700
  Attention: Peter S. Wilson, Esq.

  Section 9.03. Certain Definitions. For purposes of this Agreement, the term:

    (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

    (b) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, New York;

    (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

    (d) "person" means an individual, corporation, limited liability company, partnership, limited partnership, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

    (e) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

  Section 9.05. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement and the rights, interests or obligations under this Agreement shall not be assigned by operation of law or otherwise, except that with the consent of the Company (not to be unreasonably withheld or delayed) Fairfax and Merger Sub may assign all or any of their rights and obligations hereunder to any wholly-owned subsidiary of Fairfax provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

  Section 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article II and Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

  Section 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State except to the extent that the laws of State of Delaware are mandatorily applicable to the Merger.

  Section 9.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 9.09. Obligations of Fairfax. All obligations of Merger Sub set forth in this Agreement shall be deemed to include an undertaking on the part of Fairfax to cause Merger Sub to perform such obligations and a guarantee of the performance thereof.

  Section 9.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  Section 9.11. Further Assurances. The parties will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  Section 9.12. Enforcement. Each party hereto agrees that the state and Federal courts sitting in the City of New York shall have sole and exclusive jurisdiction of any action related to or arising out of this Agreement or seeking the enforcement of this Agreement. In addition, each party hereto (a) consents to the personal jurisdiction of any state or Federal court sitting in the City of New York, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action related to or arising out of this Agreement in any other court. Each party hereto agrees that in any action related to or arising out of this Agreement service of process may be effected upon it by certified mail addressed as specified in Section 9.02. Each of the parties hereto agrees that if any such action is commenced and such party is served in accordance with the provisions of this Section 9.12, it will not attempt to deny or defeat personal jurisdiction or service of process, it will not challenge the venue, and it waives any rights to a jury trial in such action. The parties hereto acknowledge and agree that any breach of or failure to perform any representation, warranty, covenant or other agreement contained in this Agreement would cause irreparable injury to the other parties hereto, that damages would provide an insufficient remedy, that no adequate remedy at law would be available, and that the injured parties shall, therefore, be entitled to specific performance or other injunctive relief in addition to any other remedy to which they might be entitled at law or in equity. It is accordingly agreed that, in any action commenced in accordance with this Section 9.12 seeking specific performance or injunctive relief, no party will assert that the party seeking such relief has an adequate remedy at law.

  IN WITNESS WHEREOF, Fairfax, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized,

                                          Fairfax Financial Holdings Limited

                                                  /s/ Eric P. Salsberg
                                          By: _________________________________
                                            Name:Eric P. Salsberg
                                            Title:Vice President, Corporate
                                            Affairs

                                          FFHL Inc.

                                                  /s/ Eric P. Salsberg
                                          By: _________________________________
                                            Name:Eric P. Salsberg
                                            Title:President

                                          TIG Holdings, Inc.

                                                 /s/ Jon W. Rotenstreich
                                          By: _________________________________
                                            Name:Jon W. Rotenstreich
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

                                                                    Appendix B
-------------------------------------------------------------------------------
Goldman, Sachs & Co.| 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

                                                                     Goldman
                                                                     Sachs
-------------------------------------------------------------------------------
December 3, 1998

Board of Directors
TIG Holdings, Inc.
65 East 55th Street
New York, NY 10022

Ladies and Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of TIG Holdings, Inc. (the
"Company") of the $16.50 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 3, 1998, among Fairfax Financial Holdings Limited ("Buyer"), FFHL Inc., a wholly owned subsidiary of Buyer, and the Company (the
"Agreement").

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as financial advisor to the Company in the sale of its independent agency personal lines insurance operations to Nationwide Mutual Insurance Co. in July 1998, as well as having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs &
Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Buyer for its own account and for the accounts of customers.

  In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the
Company for the five years ended December 31, 1997;
certain interim reports to stockholders and Quarterly
Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management, which assumed the reinsurance of substantially all of the reserves of the existing reinsurance business and no new reinsurance policies being written. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the property and casualty insurance and reinsurance industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $16.50 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.

                                          GOLDMAN, SACHS & CO.

                                                                     Appendix C

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section the word "Stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on a interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

  (I) If a proposed merger or consolidation for which appraisal rights are provided under this section to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidated of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
  (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period of delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. "98, eff. 7-1-98.)

                                 FORM OF PROXY

                              TIG HOLDINGS, INC.
                        65 East 55th Street, 28th Floor
                              New York, NY 10022

          This Proxy is solicited on behalf of the Board of Directors

        The undersigned hereby appoints Jon W. Rotenstreich, Mary R. Hennessy and John D. Swanson as proxies, with full power of substitution, to vote all shares of the undersigned at the Special Meeting of Stockholders, to be held at The St. Regis, 2 East 55th Street, New York, New York on Monday, March 8, 1999 at 9:30 a.m., and at any adjournments or postponements thereof, as follows:

                 (continued and to be signed on reverse side)

                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

[X]Please mark your                                                 |6467
   votes as in this
   example
-----------------------------------------------------------------------------
The Board of Directors unanimously recommends a vote FOR the Merger Agreement.
-----------------------------------------------------------------------------
1. Adoption of the Agreement and Plan of Merger dated as of December 3, 1998 (the "Merger Agreement"), among Fairfax Financial Holdings Limited, a Canadian Corporation ("Fairfax"), FFHL Inc., a Delaware corporation and a wholly owned subsidiary of Fairfax ("Merger Sub"), and TIG Holdings, Inc., a Delaware corporation (the "Company").


Your shares will be voted in accordance with your instructions. Your shares will be voted at the discretion of the proxies on any other matter that may properly come before the Special Meeting. Executed proxies received with no instructions will be voted FOR adoption of the Merger Agreement.

IMPORTANT: Please date and sign this Proxy below. Your shares will be voted in accordance with your instructions. If no choice is specified, this Proxy will be voted FOR the adoption of the Merger Agreement.

PLEASE SIGN BELOW AND RETURN PROMPTLY.

Please sign exactly as your name appears on the is Proxy. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should state their full titles.


________________________________________________
SIGNATURE(S)                            DATE

________________________________________________
SIGNATURE (if held jointly)             DATE

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                         YOUR VOTE IS IMPORTANT TO US.

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN

                            THE ENCLOSED ENVELOPE.